Exhibit 10.26

LICENSE AGREEMENT
between
UNIVERSITY OF MARYLAND, BALTIMORE
and
CORNELL RESEARCH FOUNDATION, INC,
and
ARTEMIS NEUROSCIENCE, INC,

This License Agreement: (“Agreement") made effective (Ms 24th day of October, 2001 (the "Effective Date") by and between the University of Maryland. Baltimore, a constituent institution of the University System of Maryland, an agency of the State of Maryland having as address at 520 West Lombard Street, Baltimore, Maryland 21201 ("UM"), Cornell Research Foundation, Inc., a wholly owned subsidiary of Cornell University, located at Cornell Business & Technology Park, 20 Thornwood Drive, Suite 105, Ithaca, NY 14850 ("CRF") and Artemis Neurosciences. Inc., (ARTEMIS) a corporation of the State of Maryland, U.S.A., with its principal place of business at 9850 Key West Avenue, Suite 400, Rockvile, MD 20850 ("Company"),

WITNESSETH:
WHEREAS, as a public research and education institution* UM is interested in licensing Patent Rights (as defined below) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new methods, and lacks capacity to commercially develop, manufacture, and distribute such products or methods; and
WHEREAS, subject to certain rights retained by die federal government in federally sponsored research, UM and Astra AKticbolag of 5-151 85 Sodertaye, Sweden ("Astra"), were joint owners by assignment from the Inventors, listed in Exhibit A, of the entire right, title, and interest in the U.S. Patent* and Patent Applications listed in Exhibit A and in any foreign patent applications and patents corresponding thereto, and m the inventions described and claimed therein, and any divisions, continuations, continuations in part, re-examinations, Or reissues thereof ("UM Patent Rights"); and

WHEREAS, by an assignment agreement executed October 19,1998, Astra granted UM all of Astra's right, title, and interest ia UM Patent Rights, and

WHEREAS, swbject to certain rights retained by the federal government in federally sponsored research, UM and CRF are joint owners by assignment from the Inventors, listed in Exhibit 6, of the entire right, title., and interest in the U.S. Patents and Patent Applications listed in Exhibit B and in any foreign patent applications and patents corresponding thereto, and in the inventions described and claimed therein, and any divisions, continuations, continuations in pari, reexaminations, or reissues thereof ("UM/CRF Patent Rights"), and

WHEREAS, by an lotcr-Tnstitutionai Agreement executed May 11, 1999, UM and CRF have agreed to act jointly in licensing UM/CRF Patent Rights; and

WHEREAS, Aventis Pharmaceuticals, Incorporated (formerly Hoescht Marion Roussel) of Route 202-206, B ridge watet, NX 08807 ("Aventis"), is the owner by assignment from the Inventors, listed in Exhibit C, of the entire right, title, and interest in the U.S. Patents and Patent Applications listed in Exhibit C and in any foreign patent applications and patents corresponding thereto, and in the inventions described and claimed therein, and any divisions, continuations, continuations in part, re-examinations, or reissues thereof ("Aventis Patent Rights"); and

WHEREAS, by an agreement effective September 28,2000, Aventis has granted UM a license with rights to exclusively sublicense Aventis Patent Rights to a third party licensee ("Aventis License", Exhibit C in the Contribution Agreement, defined below); and

WHEREAS, Company desires to obtain a worldwide, exclusive, royalty-bearing license to the aforementioned UM Patent Rights, UM/CRF Patent Rights, and Aventis Patent Rights (all, collectively, "Patent Rights"), to make, have made, use, lease, offer to sell, sell, and import products embodying the Patent Rights; and

WHEREAS, by a Contribution Agreement executed on April 5, 2001, UM and Caso Holding Company ("CHC"), of 200 WestPark Corporate Center, 4364 S. Alston Avenue, Durham, NC 27713, have agreed to support Company in its efforts to develop Patent Rights, which Contribution Agreement is incorporated herein by reference as Exhibit D;

NOW, THEREFORE, in consideration of the foregoing premises and the following mutual agreements, and other good and valuable consideration, the parties agree as follows:

ARTICLE I, DEFINITIONS
For the purpose of this Agreement, the following words and phrases have the following meanings:
1.1           "Affiliate" means any entity which directly or indireclly controls, is controlled by, or is under common control with Company. "Control" means the right to exercise more than 50% of the voting rights of a controlled corporation or limited liability company or the power to direct or cause the direction of the management or policies of any other controlled entity.

1.2           "Aventis Improvement" means any Improvement (as defined below) made solely by one or more employees of, or owned solely by, Aventis or Aventis" Affiliates.

1.3           "Combination Product" means a product in a form containing a Licensed Product (as defined below) and one or more component(s) that is not a Licensed Product and is sold separately by Company or its Affiliate in at least one country,

1 .04        '"Company Improvement" means any Improvement (as defined below? . made solely by one or more employees of, or owned solely by, Company or Company's Affiliates.

1.05        "Confidential Information" means information relating to the subject matter of the Patent Rights (as defined below) which has not been made public or which is not generally known and includes, without limitation, any documents, drawings, sketches, models, designs, data, memoranda, tapes, records, formulae and algorithms, either orally, in hard copy form or in electronic form, which Company receives from UM, CHC, or CRF, or UM, CHC, or CRF, receives from Company.

1.6           "First Commercial Sale" means the initial transfer of a Licensed Product for compensation by Company, an Affiliate or a Sublicensee to a Third Party (defined below).

1.7           "Improvement" means any patentable discoveries or inventions related to Patent Rights in the Licensed Field, reasonably necessary for the practice of Patent Rights by Company under this Agreement, which is or may be patentable or otherwise protected under law.

1.8           "Joint Improvement" means an Improvement made by one or more employees of, or owned by, Company or Company's Affiliates, and: 1) one or more employees of, or owned by, UM and/or, 2) one or more employees of, or owned by, Aventis and/or, 3) one or more employees of, or owned by CRF.

1.9           "Licensed Field" means all human and veterinary therapeutic and diagnostic uses and therapeutic neuroprotective properties of a compound in the treatment and diagnosis in humans and animals of epilepsy, neurodegenerative diseases, ischemic/hypoxic/hypoglycemic damage to cerebral tissue, anxiety, migraines and pain.

1.10           "Licensed Product" means any product, including but not limited to a Combination Product, using any Patent Rights, including any product containing a compound that is covered by Patent Rights.

1.11           "Net Sales" means the gross sales revenues and fees billed by Company, an Affiliate or a Sublicensee for the sale of Licensed Products, less the sum of the following:
(a)           customary trade, quantity and cash discounts actually allowed and taken;
(b)           sales or use taxes, excise taxes and customs duties included in the invoiced amount;
(c)           outbound transportation prepared or allowed if separately itemized on the invoice to the customer; and
(d)           amounts actually allowed or credited on returns of Licensed Products.
(e)           "Net Sales" does not include any further downstream sales of a Licensed Product alter the first sale thereof by Company, an Affiliate or a Sublicensee to a Third Party purchaser. No deductions will be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed on the payroll by Company, its Affiliate(s) or Sublicensee(s), or for cost of collections. Licensed Products will be considered sold when billed out or invoiced, whichever is first.

1.12           "Patent Rights" means:

(a)           U.S. and foreign patent applications and patents listed in Exhibits A, B, and C as they may be amended from time to time in accordance with Article 17;
(b)           U.S. and foreign patents issuing from the applications listed in Exhibits A, B, and C, and as they may be amended, and from all divisions and continuations of these applications;
(c)           claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibits A, B, and C, as amended;
(d)           claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. patents and patent applications described in (a), (b), or (c) above; and
(e)           any reissues, reexaminations and extensions, or the foreign equivalent of these of U.S. and foreign patents described in (a), (b), or (c) above.
1.13           "Research Agreement" means a separate agreement between Company and UM under which UM will assist Company in conducting unspecified research.
1.14           "Sublicensee" means a person or entity, including an Affiliate, to which Company transfers all or some of the Patent Rights through a sublicense.
1.15           "Third Party" means any entity or person other than UM, Company, an Affiliate, Sublicensee, the inventors, CRF, or Aventis.
1.16           "UM Improvement" means any Improvement, made solely by one or more employees of, or owned solely by, UM.

ARTICLE 2. GRANT OF LICENSE

2.1           Subject to the rights of the United States under its earlier grant to UM and pursuant to 35 U.S.C. Section 201 et__s_cq. and all implementing regulations, UM grants to Company, and Company accepts, a sole and exclusive worldwide license, with rights to sublicense, under UM rights in Patent Rights to make, have made, use, lease, offer to sell, sell and import the Licensed Products within the Licensed Field for the term of this Agreement.

2.2           Subject to the rights of the United States under its earlier grant to CRF and pursuant to 35 U.S.C. Section 201 et seq. and all implementing regulations, CRF grants to Company, and Company accepts, a sole and exclusive worldwide license, with rights to sublicense, under CRF rights in Patent Rights to make, have made, use, lease, offer to sell, sell and import the Licensed Products within the Licensed Field for the term of this Agreement.

2.3           Company may transfer its rights to an Affiliate through agreements that are consistent with this Agreement, provided Company is responsible for the operation of its Affiliate relevant to this Agreement as if operations were carried Out by Company, including the payment of royalties, whether or not paid to Company by Affiliate.

2.4           Company may grant sublicenses consistent with this Agreement provided Company is responsible for the operation of its Sublicensees relevant to this Agreement as if the operations were carried out by Company, including the payment of royalties, whether or not paid to Company by Sublicensees.

2-05       Company will identify its Affiliates and in Sublicensees hereunder to UM by name, address and field of sublicense (both as to geography and subject matter), and will promptly provide to UM a copy of each sublicense and a copy of each agreement or document designating or establishing an Affiliate.

2.06           If Company intends to accept from Affiliates or Sublicensees anything of value in lieu of cash in consideration for any sublicense or other transfer of rights under this Agreement, Company must first obtain UM's written approval.

2.7           UM specifically reserves the rights:
(a)           to practice Patent Rights and to make and use the Licensed Products on a royally-free basis solely for research and education, and to license other non-profit educational and research institutions to practice Patent Rights for the same purposes;
(b)           to provide information and material covered by Patent Rights to universities, colleges and other research Or educational institutions, but only for noncommercial research and educational purposes and uses and not for any commercial purposes or uses; and
(c)           to publish the general scientific findings from research related to Patent Rights,

2.8           CRF specifically reserves the rights:
(a)           IO practice under the UM/CRF Patent Rights and io make and use the Licensed Products on a royalty-free basis solely for research and education, and lo license other non-profit educational and research institutions to practice the UM/CRF Patent Rights for the same purposes;
(b)           to provide information and material covered by the UM/CRF Patent Rights to universities, colleges and other research or educational institutions, but only for noncommercial research and educational purposes and uses and not for any commercial purposes or uses; and
(c)           to publish the general scientific findings from research related to UM/CRF Patent Rights.

2.9           Aventis specifically reserves the rights to use Aventis Patent Rights in the Field of Use for research purposes only. Aventis retains all rights to use Aventis Patent Rights for applications not included in the Field of Use,

2.10        UM Improvements are owned by UM. Aventis Improvements are owned by Aventis. Joint Improvements are owned jointly. Company Improvements are owned by Company, subject to a grant to UM of a non-exclusive, non-transferable, irrevocable, and royalty-free license to practice Company Improvements in any field of use for research and education but not for commercial purposes.

ARTICLE 3. COMPANY'S OBLIGATIONS

3.1           Within 180 days of the date of legal formation of Company in the State of Maryland, Company will deliver to UM a research and development plan and a business plan. The research and development plan will show the amount of money and time budgeted and planned for technical development of Patent Rights, and a proposed commercialization scheme for Patent Rights. The business plan will show the amount of money, time, number and kind of personnel budgeted, and activities planned, for each phase of commercialization of Patent Rights and Licensed Product development, including but not limited to: clinical studies, regulatory approval, marketing, manufacturing and further sub-licensing of Licensed Products. Prior to the First Commercial Sale of a Licensed Product, Company will provide progress reports to UM once every 3 months comparing actual progress to the research and development plan, and the business plan. UM will provide the research and development plan to Aventis as Confidential Information- UM may provide the progress reports, research and development plan, and the business plan to CRF as Confidential Information.

3.2           Company will use commercially reasonable efforts io bring one or more Licensed Products to market in each country in which Licensed Products arc licensed if, in the reasonable judgment of the Company's management, there is sufficient commercial justification to do so.

3.3           Company will have full legal and financial responsibility for all costs that are incurred mid all activities that are undertaken after the signing of this Agreement which are related to development, safely, and required periodic reporting to the FDA and such equivalent regulatory agencies, marketing, regulatory approvals, price registrations, compliance with all applicable laws and regulations and other activities required by or of Company or its Affiliates or Sublicensees (or their respective agents or distributors) elsewhere to obtain appropriate governmental approvals for, and to commercialize, Licensed Product.

3.4           The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of Patent Rights governed by this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, but not limited to, restrictions under regulations of the United States that may be applicable to direct or indirect re-exportation of such technical information or of equipment, products, or services directly produced by use of such technical information. Company is responsible for taking any steps necessary to comply with such regulations.

3.5           Company assumes all "Obligations of Company" in the Contribution Agreement (Exhibit D). The 20% ownership stake in Company granted to UM by Company is given in partial consideration for the license of Patent Rights under this Agreement.

3.6           Company, Affiliates, and Sublicensees will provide prompt notice to UM of any inquiries as to any Patent Rights which have claims to manufacturing processes, which inquiries are provided pursuant to 35 USC § 271 (g), and will cooperate with respect to responses thereto.

ARTICLE 4.  EQUITY TRANSACTION AND MANAGEMENT OF COMPANY

4.1           Within 60 days after the Effective Date, Company will deliver to UM a number of common shares sufficient to provide UM 20% ownership stake in the Company following such issuance, for and in consideration of this Agreement. Shares issued to UM will have the same rights as those issued to other founder shareholders and in the event of future dilution of equity, founders' shares will be diluted equally. UM shares will be issued under the name of "University System of Maryland to use of University of Maryland, Baltimore."

4.2           No later than the Effective Date, UM will designate 1 voting director and 1 non-voting observer who will serve on the Board of Directors of Company. UM will have the right to designate 1 director and 1 observer for so long as this Agreement is in effect.

ARTICLE 5. PAYMENTS AND ROYALTIES

5.01           No up-front license fee, milestone fee, or license maintenance fees will be paid for Patent Rights.

5.02           There will be no minimum royalties paid for Patent Rights.

5.3           A royalty rate of 2% will be paid by Company for Net Sales of Licensed Products excluding Combination Products and a royalty rate of 1% will be paid by Company for Net Sales of Combination Products.

5.4           Running royalty payments due and payable for each calendar quarter wjj] he made within 30 days after the close of each calendar quarter.  If no royalties are due for any quarter. Company will send a statement to such effect to UM.

5.05           Company will pay running royalties on a country-by-country basis as provided in paragraph 5.03 in each country for Licensed Products covered in that country under Patent Rights, until the later of: (i) disallowance, expiration or invalidation of all claims in the Patent Rights of that country that cover the Licensed Products or fii) 10 years following First Commercial Sale of the first Licensed Product in any country.

5.06
(a)   Royalties are payable from the country in which they are earned and are subject to foreign exchange regulations then prevailing in that country. Royalty payments must be paid to UM in United States Dollars by check or checks drawn to the order of UM or by electronic funds transfers to an account designated by UM. To the extent sales may have been made by Company, its Affiliates or Sublicensees in a foreign country, those royalties will be first determined in the currency of the country in which the royalties are earned and then converted to their equivalent in United States Dollars. The buying rates of exchange for converting the currencies involved into the currency of the United States will be based on rates as quoted by the Morgan Guaranty Trust Company of New York, New York, averaged on the last business day of each of 3 consecutive calendar months constituting the calendar quarter in which the royalties were earned, will be used to determine any such conversion. Company will bear any loss of exchange or value and pay any expenses incurred in the transfer or conversion to U.S. dollars.
(b) To the extent that statutes, laws, codes, or government regulations (including currency exchange regulations) prevent or limit royalty payments by Company, its Affiliates or its Sublicensees in any country, Company will render to UM annual reports of sales of the Licensed Product in such country. All monies due and owing UM as provided in the annual reports at UM's option (1) will promptly be deposited by Company, its Affiliates or its Sublicensees, as the case may be, in a local bank in such country in an account to be designated by UM in writing or (2) will be paid promptly to UM or deposited in its account, as directed in writing by UM in any other country where the payment or deposit is lawful under the currency restrictions.

Interest is due on any payments to UM required by any Section of this
Agreement that are more than 30 days late. The interest rate is 6% simple interest per annum.

5.08        Royalties received by UM on Net Sales of Licensed Product incorporating UM/CRF Patent Rights will be divided with UM receiving a 60% share and CRF receiving a 40% share. On March 31, .Tune 30, September 30, and December 31 of each year, UM will pay to CRF an amount equal to 40% of all royalties received by UM on Net Sales of Licensed Product incorporating UM/CRF Patent Rights. If no royalties are earned during a calendar quarter, UM will so report. Each party is responsible for paying to its inventors, colleges, schools or departments such share of royalties attributable to the inventor's invention as is customary under the party's policies and practices.

ARTICLE 6. PATENT PROSECUTION AND PUBLICATIONS

6.1           UM is responsible for filing patent applications for UM Patent Rights and UM/CRF Patent Rights. Aventis is responsible for filing patent applications for Aventis Patent Rights.

6.2           Company will promptly report to UM in writing each Company Improvement. All reports of Company Improvements are Confidential Information. Such reports will be in sufficient detail to determine inventorship. Inventorship will be determined in accordance with the patent laws of the United States. UM is responsible for filing patent applications on UM Improvements, Company Improvements, and Joint Improvements arising out of UM Patent Rights, UM/CRF Patent Rights and Aventis Patent Rights. Aventis is responsible for filing patent applications for Aventis Improvements.

6.3           When UM is responsible for filing a patent application, Company must reimburse to UM within 30 days of UM's request all reasonable costs and fees incurred by UM and CRF in connection with the prosecution and maintenance of the application, including all costs associated with preparation, filing, prosecution, issuance, reissuance, reexamination, interference, and maintenance of all United States applications, patents, divisions, etc. and those reasonable costs and fees associated with corresponding foreign applications and patent fees, including ail costs and fees associated with the preparation, filing, prosecution, opposition proceedings and revocation proceedings and further including fees or costs incurred by UM prior to the Effective Date. Within 30 days after the Effective Date, Company will designate foreign countries in which patent applications are to be filed, such filings to be made by UM and UM's choice of patent counsel with concurring approval by Company, not to be unreasonably withheld, at Company's expense. The foreign countries will specifically include Canada and the UK. However, in accordance with Section 7.2 of the Contribution Agreement (Exhibit D), so long as Company performs its obligations under the Contribution Agreement, UM will not request reimbursement from Company for any patent costs or fees incurred by UM or CRF until $500,000 in funding has been raised hy Company. UM may file, at its own expense, applications in foreign countries not designated by Company, and Company's license of Patent Rights will not extend to those countries.

6.4           Company, UM and Aventis will cooperate to limit the expenditures associated with filing patent applications, while ensuring that the Patent Rights cover all items of commercial interest and importance. The party responsible for filing a patent application, ("Filing Party") is solely responsible for making decisions regarding whether or not a patent application is to be filed, scope and content of U.S. and foreign patent applications and prosecution of the applications, but when the Filing Party is UM, UM will give Company reasonable opportunity to advise UM. Company will cooperate with the Filing Party in the prosecution, filing, and maintenance of any patent applications and when the Filing Party is UM, UM will promptly advise Company as to all developments with respect to the applications and prosecution and copies of all papers received and filed in connection with such prosecution will be provided promptly to enable Company to advise UM thereon, but only as to those countries designated by Company pursuant to Section 6.03.

6.5           The scope of patent coverage within Patent Rights will not be significantly modified by UM without prior review by Company, but any modification will not require the approval of Company, and Company will not control the prosecution of Patent Rights. Company may wish to relieve itself of any obligation to pay for the future expenses of preparation, filing, prosecution, issuance, reissuance, reexamination, interferences, or maintenance of any Patent Rights in any country or countries except the U.S., Canada and the UK, by giving 90 days advance notice to UM. Thereafter this license and any sublicenses hereunder are terminated with respect to those Patent Rights in each country where Company has elected to discontinue support of such Patent Rights, but only with respect to the Patent Rights Company has elected to discontinue. This license and any sublicenses hereunder will continue in full force and effect with respect to all other Patent Rights. Company will reimburse the Filing Party for all expenses incurred prior to, or as a result of, irrevocable action taken prior to its notice to the Filing Party.

6.6           In order to safeguard Patent Rights, CRF and Company will take reasonable steps to postpone the publication of any results or other public disclosure of research performed by inventors who are their employees, relating to the licensed Patent Rights, until such time as materials containing those results are first submitted by the party employing the inventor to UM for review, comment, and consideration of appropriate patent action. UM will take reasonable steps to postpone the publication of any results or other public disclosure of the results of research performed by inventors who are its employees, relating to Patent Rights, until such time as the materials containing those results ate first submitted by UM to Company for review, comment, and consideration of appropriate patent action, and, if the publication or other disclosure relates to CRF rights in Patent Rights, to CRF. Such materials relating to a planned written publication or other public disclosure will be submitted by the party that plans to publish or disclose for review at least 60 days prior to the date of the planned submission for written publication. The party receiving the materials will notify the party that has submitted the materials, within 30 days after receipt of the materials, indicating whether or not patent applications need to be filed in connection with obtaining or maintaining Patent Rights. Written publication or public disclosure by UM, CRF and Company will be deferred up to a maximum of 90 days after the date the receiving party receives the materials to enable patent applications to be filed as deemed necessary by the Filing Party.

6.07           Upon the initiation of a Phase III clinical trial of a Licensed Product by Company, an Affiliate, or Sublicensee, Company will reimburse Aventis for any patent expenses incurred by Aventis up to the date of initiation of the Phase III clinical trial, to a maximum amount of two hundred fifty thousand dollars ($250,000), and will reimburse Aventis for all patent expenses subsequently incurred for Aventis Patents.

ARTICLE 7.  ABATEMENT OF INFRINGEMENT

7.1           Company will enforce UM and UM/CRF Patents within licensed Patent Rights against any infringement or alleged infringement, and will at all times keep UM informed as to the status of the infringement claims. Company may, in its sole judgment and at its own expense, institute suit against any infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions of this Agreement and recover any resulting damages, awards, or settlements, subject to Section 7.03. This right to sue for infringement will not be used in an arbitrary or capricious manner. UM will reasonably cooperate in the litigation with prior approval of Company, at Company's expense.

7.2           If Company is aware of any patent infringement, Company will advise UM of the infringement. If UM is aware of any patent infringement, UM will advise Company of the infringement. If CRF is aware of any patent infringement, CRF will advise UM. If Company does not enforce any UM or UM/CRF patent within Patent Rights, the patent owner in its sole judgment and at its own expense may do so, and may control, settle, and defend such suit in a manner consistent with the terms and provisions of this Agreement, and recover, for its own account, any resulting damages, awards, or settlements. Company will reasonably cooperate in the litigation.

7.3           Any compensatory damages received by Company as a judicial award and any cash or non-cash settlement received by Company to resolve a claim or litigation as discussed under Section 7.0] will be deemed to reflect loss of Net Sales of Licensed Products, and Company will pay UM a royally on the lost Net Sales of Licensed Products in accordance with this Agreement, net of all reasonable costs and expenses (including but not limited to reasonable attorneys' fees and disbursements, experts' fees and disbursements, court costs, stenographers' fees and disbursements, and any other such reasonable fees and disbursements associated with the suit and pre-litigation activities and legal opinions in connection therewith). However, if punitive damages are awarded to Company, then the reasonable costs and expenses will be deducted first from punitive damages and any balance will be deducted from compensatory damages. If there are punitive damages remaining after the deduction of the litigation expenses, UM and Company will share equally in the remaining funds.

7.4           Any compensatory damages received by Company in an action as described in Section 7.01 that are specified hy court order of damages as compensation for injury other than loss of Net Sales of Licensed Products will not be considered part of Net Sales of Licensed Product.

7.5           Aventis has the first Option, but not the obligation, to enforce Aventis (Patent Rights against any infringement or alleged infringement. If Aventj.s declines to enforce Aventis Patent Rights. UM has the option to enforce such rights. If UM declines. Company has the option to enforce such rights at its own expense. The party enforcing Aventis Patent Rights may, in its sole judgment and at its own expense, institute suit against any infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions of this Agreement and recover any resulting damages, awards, or settlements. Aventis, UM and Company will recover their respective actual out-of-pocket expenses, or equitable proportions thereof associated with any litigation or settlement made by any party. This right to sue for infringement will not be used in an arbitrary or capricious manner. Aventis, UM and Company will keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Aventis Patent Rights and will reasonably cooperate in the litigation at the request of the party enforcing Aventis Patent Rights, without expense to the requesting party.

7.6           Company will defend, indemnify and hold harmless UM, CRF, the State of Maryland, and inventors of Patent Rights and Improvements with respect to costs of defense and any and all liabilities resulting from suits, countersuits, or legal actions of any nature that may be asserted against UM, CRF, the State of Maryland, and the Inventors in response to or as a result of the filing of an action by Company pursuant to Section 7.01.

7.7           Company will provide UM (i) notice of patents relevant to a U.S. NDA prior to the time the NDA is filed and (ii) immediate notice of the issuance of any other patents relevant to a U.S. NDA and Company, UM and Aventis will jointly decide within 30 days of the patent date, if the patent is to be listed pursuant to any Drug Approval Application (particularly in Canada) and any pending or approved Health Registration or NDA in the U.S. for Licensed Product.

ARTICLE 8. CONFIDENTIALITY

8.01           It may be necessary Cor UM, Company and CRF to disclose to each other certain Confidential Information. Confidential Information received from another party may be disclosed by the receiving party only in accordance with the following provisions:
(a)           Except as hereafter specifically authorized in writing by the disclosing party, the receiving party will not, for a period of 5 years after the date of receipt of Confidential Information, disclose Confidential Information to a person not bound to confidentiality under this Agreement, or use the Confidential Information for any purpose outside the scope of this Agreement.
(b)           These obligations of non-disclosure and non-use will not apply to any Confidential Information which the receiving party can demonstrate by reliable writU'n evidence:
(i)           was generally available to the public at the time of disclosure to the receiving party; or
(ii)           was already in the possession of the receiving party at the time of the disclosure, other than pursuant to a confidential disclosure agreement between the parties and not due to any unauthorized act by the receiving party; or
(iii)           was developed by the receiving party prior to the disclosure; or
(iv)           the receiving party is required by law to discJose.
(c)           These obligations of non-disclosure and non-use will not continue to apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:

(i)           has become generally available to the public other than through a breach of this Agreement by the receiving party;
(ii)           has been acquired by the receiving party on a nonconfidential basis from any third party having a lawful right to disclose it to the receiving party; or
(iii)           corresponds to information developed by the receiving party
(iv)           independent of and with no reliance upon the disclosing party's Confidential Information.
(d)           If a party relies upon a fact or facts described in part (b) or (c) of this Section as justification for disclosure of Confidential Information during the Confidential Period, that party bears the burden of proof with respect to the fact or facts relied upon.

8.2           Each party will use that level of care to prevent the use or disclosure of another party's Confidential Information as it exercises in protecting its own Confidential Information. Company recognizes that UM and CRF are educational institutions with standards and practices for protection of Confidential Information which differs from Company's standards and practices. By this Agreement UM and CRF undertake to use reasonable efforts to protect the confidentiality of Company's Confidential Information. Company agrees that, provided such efforts are made, it will not seek to hold UM, CRF or their personnel liable in the event of disclosure of Company's Confidential Information notwithstanding reasonable efforts to prevent the occurrences.

8.3           Company recognizes that the records of UM are subject to the Maryland Access to Public Records Law. Company asserts that any Confidential Information of Company provided to UM under this Agreement is confidential, proprietary, and trade secret information, not subject to disclosure under Maryland's Access to Public Records Law. UM will assert this position in response to any request for public information applicable to Company's Confidential Information, and will promptly notify Company upon receipt of any requests for the information. The Maryland Access to Public Records Law is at Title 10, Subtitle 6, Part II, State Government Article, Annotated Code of Maryland.

8.4           All Confidential Information disclosed in written form will be clearly marked by the disclosing party as "Confidential." All Confidential Information disclosed orally or in any other form will be summarized by the disclosing party and delivered to the receiving party within 30 clays, in a written document clearly marked as "Confidential", or will otherwise be clearly identified in writing by the disclosing party as confidential.

8.5           Upon termination of this Agreement for any reason other than a material breach, each party will return to the other all material received which is Confidential Information, together with all copies and other forms of reproduction, except that a single archive copy may be kept in the receiving party's legal files. Each party agrees that termination of this Agreement does not alter the 5 year obligation of confidentiality set forth in this Section.

ARTICLE 9. REPORTS AND ACCOUNTING

9.1           During the term of this Agreement and for 5 years after its termination, Company will keep, and require each Affiliate and Sublicensee to keep, complete, true, and accurate records containing all the particulars that may be necessary to enable consideration payable to UM to be determined, and permit said records to be inspected at any time during regular business hours, upon reasonable notice, by an independent auditor appointed by UM for this purpose and reasonably acceptable to Company. The auditor will report to UM only the amount of consideration payable under this Agreement. This audit will be at UM's expense unless the audit shows an underpayment in amounts due to UM in relation to amounts paid to UM by 5% or more for any 3 month royalty period in the periods subject to audit, in which case the audit expense will be borne by Company.

9.2           Within 20 calendar days after each March 31, June 30, September 30 and December 31, Company will deliver to UM a true and accurate report, giving particulars of the business conducted by Company, its Affiliates and its Sublicensees, if any, in the preceding 3 month period that are pertinent to any accounting for royalty or other payments under this Agreement. These reports will include at least the following information for the 3 month reporting period:
(a)           number of Licensed Products manufactured and sold by Company and by each
Affiliate and each Sublicensee;
(b)           total billings for Licensed Products sold by Company and by each Affiliate and by
"each Sublicensee;
(c)           total billings for Combination Products sold hy each Affiliate and each Sublicensee.
(d)           accounting for all Licensed Products used or sold;
(e)           deductions as provided in Section 1.11; and
(f)           names and addresses of all Affiliates and Sublicensees of Company.

For items (a), (b), (c), and (d) above, Company will specify the Patent Right or Rights that cover each Licensed Product manufactured, sold, or used.

9.3           Within 30 days after each March 31, June 30, September 30, and December 31, Company must pay to UM the royalties due and payable under this Agreement for the calendar quarter covered by the report required by Section 9.02. If no royalties are due, Company will so report.

9.4           Company will forward to UM a copy of each report received by Company from an Affiliate or Sublicensee promptly after Company's receipt of such report. In no event will Affiliate or Sublicensee reports be due to Company less often than quarterly.

9.5           Any tax required to be withheld under the laws of any country on royalties payable to UM by Company or its Sublicensees under this Agreement will be promptly paid by Company or its Affiliates and its Sublicensees for and on behalf of UM to the appropriate governmental authority, and Company will furnish UM with proof of payment of the tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable UM to support a claim for tax credit with respect to any sum so withheld. Any tax required to be withheld on payments by Company to UM will be an expense of and be borne solely by UM, and Company's royalty payment(s) to UM following the withholding of the tax will be decreased by the amount of such tax withholding. Company will cooperate with UM in the event UM elects to assert, at its own expense, exemption from any tax.

9.6           Company will report to UM the date of First Commercial Sale by Company and each Affiliate and Sublicensee within 20 calendar days of the First Commercial Sale.

ARTICLE 10. TERM AND TERMINATION

10.1           Unless sooner terminated in accordance with any of the succeeding provisions of this Article 10, this Agreement will continue in full force and effect until the later of: (a) expiration or invalidation of the last Patent Right anywhere which is licensed under this Agreement, or (b) 10 years after the First Commercial Sale of the first Licensed Product.

10.2           Should Company fail to pay UM any sum due and payable under this Agreement or the Contribution Agreement, UM may terminate this Agreement on 30 days written notice, unless Company pays UM within the 30 day period all delinquent sums together with interest due and unpaid. Upon expiration of the 30 day period, if Company has not paid all sums and interest due and payable, the rights, privileges, and license granted hereunder terminate.

10.3           If the Contribution Agreement is terminated, UM may terminate this Agreement on 30 days written notice.
10.4           If by November 9, 2002, Company has not started development activities for a Licensed Product covered by Aventis Patent Rights or sublicensed its rights in Aventis Patent Rights io a Sublicensee that has started development activities of Aventis Patent Rights, this Agreement is terminated and all rights will revert to the respective grantors of Patent Rights.

10.05                      Prior to the First Commercial Sale of a Licensed Product, Company is considered diligent with regard to development of a Licensed Product if Company provides updates and reports as described in Section 3.01 and in Article 9 and Company continues to provide the necessary financial and other resources which are required to develop or maintain availability of Licensed Products.

10.6           If UM declares Company not diligent in development or sales of Licensed Product based upon the criteria set forth in Section 10.05 for any reason other than the withholding by a regulatory agency of marketing approval in spite of Company's diligent effort to obtain such approval, then UM may terminate this Agreement as to the Patent Rights in question upon 30 days written notice.

10.7           Company and UM anticipate entering into a separate research agreement under which UM will assist Company in compiling and analyzing existing data from non¬clinical and pre-formulation and formulation data. Provided UM and Company execute such a research agreement, if Company fails to fulfill its obligations to UM under the research agreement, UM may terminate this Agreement on 30 days written notice, unless Company cures its breach of the research agreement within the 30 day period. Upon expiration of the 30 day period, if Company has not cured its breach of the research agreement, UM may terminate the rights, privileges, and license granted hereunder.

10.8           Company's failure to perform its obligations in accordance with Article 26 of this Agreement is deemed to be a material pre-pctition incurable default and breach under this Agreement upon which UM may terminate this Agreement and any sublicense granted hereunder, with no option to cure and no notice to Company.

10.9           Except as set forth in Sections 10.02, 10.03, 10.04, 10.06, 10.07, and 10.08, in the event that any provision of this Agreement is breached by Company, any Affiliate or any Sublicensee, UM may terminate this Agreement and any sublicenses granted hereunder upon 90 days written notice to Company. However, if the breach is corrected within the 90 day period and UM is reimbursed for all damages directly resulting from the breach, the Agreement and any sublicenses will continue in full force and effect and UM will so notify Company in writing.

10.10                      Company may terminate this Agreement at any time by giving UM 90 days written notice of termination, and upon payment to UM of all payments maturing through the effective date of the termination.

10.11                      Termination does not relieve either party of any obligation which arises before termination including obligations under Article 4, Article 5, Article 6, Article 7, Article 8, Article 11, Article 13, Article 14, Article 15, Article 25, and Article 27.

10.12                      Upon termination of this Agreement for any reason, any Sublicensee that is not in default may seek a license from UM.

10.13                      Upon and effective as of the date of termination of this Agreement, Company grants to UM a non-exclusive royalty-free license, with the right to sublicense others, with respect to Company Improvements and Company's interest in Joint Improvements.

10.14                      Within 120 days of the date of the termination of this Agreement for any reason, UM may make written request to Company for transfer to UM or its designee of Company's rights to trademarks and trade names associated solely with Licensed Products. Upon UM's request, Company will provide to UM all written document(s) necessary to accomplish such a transfer.
10.15                      Upon termination of this Agreement, except as provided in Section 10.16, Company, Affiliates and Sublicensees must discontinue the use, distribution and sale of Licensed Products and upon direction of UM, return or destroy any remaining Licensed Products.

10.16                      Subject to all terms and conditions of the license, including payment of royalties, for a period of 60 days after expiration or termination of this Agreement, Company may market any Licensed Products on hand at the time of expiration or termination.

ARTICLE 11. CONSENT FOR ADVERTISING
Neither Company, CRF or UM will use the name of the other or of Aventis or CMC, or any adaptation thereof, or the names of employees of the other, in any advertising, promotional, or sales literature without prior written consent obtained from the other party, or from the entity whose name will be used. Either party may publicize the fact that the parties have made this Agreement and the general nature of the license.

ARTICLE 12. ASSIGNABILITY

12.1           This Agreement and the rights granted to Company arc not assignable or otherwise transferable by Company without the prior written consent of UM, which will not be unreasonably withheld.

12.2           This Agreement is not assignable or otherwise transferable by UM or CRF without the prior written consent of Company, which will not be unreasonably withheld.

ARTICLE 13. APPLICABLE LAW; SEVERABILITY

13.1           This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues, except that all questions concerning the construction or effect of patents will be decided in accordance with the laws of the country in which the particular patent concerned has been granted.

13.2           Company submits itself to the jurisdiction of the State courts of the State of Maryland and Federal courts within the State of Maryland for purposes of any suit relating to this Agreemeni and agrees ihal the Stale and Federal courts located in Baltimore City, Maryland provide a proper venue for determining any legal action relating to this Agreement.

ARTICLE 14. INTEGRATION AND INTERPRETATION

14.1           This Agreement, together with any Exhibits specifically referenced and attached, embodies the entire understanding between Company and UM, and Company and CRF. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter hereof which are not merged herein.

14.2           This Agreement is negotiated as an arm's-length business transaction. Draftsmanship will not be taken into account in construing the Agreement.

14.3           If any condition or provision in any Article of this Agreement is held to be invalid or illegal or contrary to public policy by a court of competent jurisdiction from which there is no appeal, this Agreement will be construed as though the provision or condition did not appear. The remaining provisions of this Agreement will continue in full force and effect.

ARTICLE 15. INDEMNITY/INSURANCE

15.1           UM and its officers and employees acting within the scope of their employment by UM are subject to the Maryland Tort Claims Act ("the Act"), Title 12, Subtitle I, State Government Article, Annotated Code of Maryland, which permits claims in tort against the State of Maryland under certain circumstances. In order to file a claim under the Act, a claimant must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after the injury to the person or property that is the basis of the claim.

15.2           Company warrants and represents that comprehensive liability and property damage insurance coverage is, or will be, in place for itself and its officers, employees and agents by the Effective Date. Prior to Licensed Product entering clinical trials, Company will acquire additional insurance coverage as necessary to maintain the following minimum amounts per policy period:
(a)           Comprehensive liability (including product liability): (bodily injury and loss of life) S1,000,000 per claim; $2,000,000 in the aggregate;
(b)           Property damage: $ 1,500,000 in the aggregate.

15.3           Company will defend, indemnify, and hold harmless UM, the University System of Maryland, and the Slate of Maryland, the regents, officers, employees, students, and agents of UM; CRF, its officers, employees and agents; and Aventis, its officers, employees and agents (all, collectively "Indemnitees") against any and all claims, costs, or liabilities, including attorney's fees and court costs at both trial and appellate levels, for any loss, damage, personal injury, or loss of life, (a) caused by the actions of Company or its officers, servants, or agents, or third parties acting on behalf of or under authorization from Company in the performance of this Agreement; (b) arising out of use by Company or by any third party acting on behalf of or under authorization from Company of products or processes (including licensed Patent Rights) or arising from sales and use of Licensed Products; or (c) arising out of use, by UM, CRF, or Aventis or their personnel, of products, processes, or protocols developed by Company or its officers, servants, or agents, or by third parties acting on behalf of or under authorization from Company; provided, that (a) the Indemnitee receiving notice of any claim promptly notifies Company in writing after receiving notice of a claim; and (b) the Indemnitee subject to the claim fully cooperates with Company in the defense of any such claim. The foregoing obligation will not apply to any claim, cost, or liability attributable solely to the negligence of Indemnitee personnel.

15.4           UM, CRF and Company further agree that nothing in this Agreement will be interpreted as: (a) a denial to either party of any remedy or defense available to it under the laws of the State of Maryland; (b) the consent of the State of Maryland or its agents and agencies to be sued; or (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and the UM beyond the extent of any waiver provided by law.

15.5           Company will require all of its Affiliates and Sublicensees using licensed Patent Rights to Indemnify the Indemnitees and insure for that obligation, consistent with the requirements of Section 15.02 and 15.03.

ARTICLE 16. REPRESENTATIONS AND WARRANTIES

16.1           UM represents that as of the date its officer executes this Agreement, that officer believes on the basis of facts reported to UM thai (a) UM is authorized to license UM Patent Rights (subject 10 the rights of the United States under its earlier contract with UM and pursuant to 35 U.S.C. Section 201 et seq. and all implementing regulations), UM rights in UM/CRF Patent Rights, and Aventis Patent Rights; and (b) UM is authorized to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of Company under this Agreement. UM EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITFIOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALIDITY; (c) the Patent Rights do not constitute the subject matter of any currently pending litigation, and UM has not been informed of any related litigation contemplated by CRF, Aventis or any Third Party; and (d) UM has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

16.2           CRF represents that as of the dale its officer executes this Agreement, that officer believes on the basis of facts reported to CRF that (a) CRF is authorized to license CRF rights in Patent Rights (subject to the rights of the United States pursuant to 35 U.S.C. Section 201 et seq. and all implementing regulations) and (b) CRF is authorized to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of Company under this Agreement. CRF EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY,
FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALIDITY; (c) the UM/CRF Patent Rights do not constitute the subject matter of any currently pending litigation, and CRF has not been informed of any related litigation contemplated by UM, Aventis or any Third Party; and (d) CRF has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

16.03       Company hereby represents and warrants to UM and CRF that: (a) Company is authorized to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of UM or CRF under this Agreement, (b) Company has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement; and (c) the execution, delivery and performance by Company of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon Company.

ARTICLE 17. AGREEMENT AMENDMENTS

This Agreement may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.

ARTICLE 18. RECITALS The Recitals in this Agreement will be included as part of the Agreement.

ARTICLE 19. FORCE MAJEURE

No party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable such party to perform its obligations. Each party will: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

ARTICLE 20. NO WAIVER

A failure or delay bv a party in exercising any of its rights or remedies under this Agreement docs not constitute a waiver of the rights or remedies, nor docs any single or partial exercise of any right, or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided t in this Agreement arc cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 21. LEGAL RELATIONSHIP OF PARTIES

21.1           UM, CRF, and Company are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. No party has any responsibility or liability for the actions of the other party except as specifically provided in this Agreement. No party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

21.2           This Agreement will be only for the benefit of Aventis, the undersigned parties and their permitted successors and assigns, and no one other than Indemnitees and only for the purposes described in sub-section 15.03 of this Agreement, will be deemed to be a third party beneficiary of this Agreement.

ARTICLE 22. MISCELLANEOUS COSTS
Unless otherwise provided, all costs and expenses incurred in connection with this Agreement will be paid by the party which incurs the cost or expense, and the other party has no liability for the cost or expense.

ARTICLE 23. SIGNED IN TRIPLICATE; HEADINGS
This Agreement is signed in three identical originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

ARTICLE 24. NO LICENSE
No license or right is granted by implication or otherwise with respect to any patent application or patent owned by either party, unless specifically set forth in this Agreement.

ARTICLE 25. EMPLOYMENT OF UM STAFF

25.01       Company will not knowingly employ or compensate, directly or indirectly, any person working in the Licensed Field while the person is employed by UM or for 2 years thereafter, unless UM provides Company with prior written consent of the UM President to the employment or compensation by Company. "Compensation" includes but is not limited to: stock option or stock purchase agreements, consulting agreements, any other form of agreement executed between a UM employee and Company, and cash payments. "Employment" includes both uncompensated and compensated service to Company. A request to employ or compensate a UM employee will be considered by UM as provided in the Public/Private Partnership Act, which is ! Section 15-523 of the Maryland Public Ethics Law (Title 15, Subtitle 5, State Government Article. Annotated Code of Maryland).

25.02      This provision is not intended to prevent an inventor employed by UM ("UM Inventor") from owning stock of Company received by UM Inventor from UM, or from Company at UM's direction, as a distribution of licensing revenues under the University System of Maryland Patent Policy. As a Company stockholder, UM Inventor may receive dividends and enjoy other benefits of stock ownership, subject to any terms and conditions the University may require in order to satisfy conflict of interest concerns. Should such terms and conditions be relevant to the relationship of Company to UM Inventor, as a shareholder, the University will advise Company of them. This provision is not intended to prevent Company from placing any restrictions upon UM Inventor's stock that may be necessary to satisfy federal or state laws or regulations applicable to Company or to development of Licensed Products.

ARTICLE 26. COMPANY PETITION IN BANKRUPTCY
Company will provide written notice to UM at least 90 days prior to the filing of a petition in bankruptcy of Company's intention to file a voluntary petition in bankruptcy or, if known by Company through statements or letters from a creditor or otherwise, of a Third Party's intention to file an involuntary petition in bankruptcy against Company. Company's failure to perform this obligation is deemed to be a material pre-petition incurable default and breach under this Agreement.

ARTICLE 27. DISPUTE RESOLUTION
The parties recognize that disputes may arise from time to time during the term of this Agreement relating to a party's rights or obligations. In the event of a dispute, a parly, by notice to the other parties, may have the dispute referred to the parties' respective officers designated below or their successors for attempted resolution by good faith negotiations within 30 days after the notice is received. The designated officers are as follows:

For COMPANY:                                           President and Chief Executive Officer
For UM:                      Vice President, Academic Affairs
For CRF: President

In the event the designated officers are not able to resolve the dispute within this 30 day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable Third Party or a national mediation organization. The parties agree that they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties. The parlies agree to loll any applicable statute of limitations during the pendency of the dispute resolution process initiated under this Agreement. The parties agree that evidence of anything said or any admission made in the course of any mediation will not be s admissible in evidence in any civil action between them. In addition, the parties agree that no document prepared for the purpose of, or in the course of, or pursuant to. the mediation, or copy thereof, will be admissible in evidence in any civil action between them. However, the parties agree that this Section does not limit the admissibility of evidence if all parties who participated in the mediation consent to its disclosure.

ARTICLE 28. NOTICES AND CORRESPONDENCE

All notices, consents and other communications required or allowed under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee, by Express Mail, Federal Express or other express delivery service (return receipt requested). Notice in each case must be addressed to the party's representative at the party's address set forth below (or to another representative and/or address that a party may later designate as to itself by notice to the other party):

If to UM;                      Executive Director
Office of Research and Development University of Maryland, Baltimore 515 West Lombard Street, Suite 500 Baltimore, Maryland 21201-1602

Copy to:                      University Counsel
University of Maryland, Baltimore 520 West Lombard Street, Second Floor Baltimore, Maryland 21201-1627

If to CRF: President
Cornell Research Foundation, Inc. Cornell Business & Technology Park 20Thornwood Drive, Suite 105 Ithaca, New York 14850

If to COMPANY: President
Artemis Neuroscience, Inc. 9850 Key West Avenue Suite 400
Rockville, MD 20850

 Date:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

BY:

ATTEST:

Allen Cato, M.D., Ph.D. Chairman

Date; _

CORNELL RESEARCH FOUNDATION, INC.

BY:

EXHIBIT A UM Patent Rights:

Country                      Application Serial No.                                                      Filing Date                                Known As                      StatusInventorsUMTech ID
Docket No.
US           08/433,339                                5/4/95                      3-HANA derivatives (compound claim)ISSUED 5,661,183Susanna K.M. Bjork, Sodertalje SE; Birgitta K. Gotthammar, Stockholm, SE; Mats T. Linderberg, Sodertalje, SE; iohan P. Luthman, Gnesta, SE; Kcrstin M.l. Persson, Nyvam, SE; Robert Schwartz, Baltimore, MD156 IRS RS99042
EP           94908556.7                                8/1/95                      3-HANA derivatives                                           ISSUED 0686144 61Susanna K.M. Bjork, Sodertalje SE; Birgitta K. Gotmammar, Stockholm, SE; Mats T. Linderberg, Sodertalje, SE; iohan P. Luthman, Gnesta, SE; Kerstin M.I. Persson, Nyvam, SE; Robert Schwarcz, Baltimore, MDI56IRS RS99042
CA           2,156,079                      8/1/95                      3-HANA Uei'iva lives                                                      PENDING                                Susanna KM. Bjcirfc, Sodertalje SE; BirgiUn K. Gollhammar, Stockholm, SE; Mais T. Linderberg, Sodertalje, SE; .fohan P. Luthman, Gnesta, SE; Kerstin M.l. Persson, Nyvam, SE; Robert Schwarcz, Baltimore, MDI561RS RS99042
US           08/770,488                                12/20/96                      3-HANA derivatives (compound claim)ISSUED 5,688,945Susanna K.M. Bjork, Sodertalje SE; Birgitta K. Gotthammar, Stockholm, SE; Mats T. Linderberg. Sodertalje, SE; Johan V. Luihman. Oncsia, SE; Kerstin M.l. Persson, Nyvarn, SE; Robert Schwarcz, Baltimore, MD156IRS RS99042

EXHIBIT B UM/CRF Patent Rights:

Country                      Application Serial No.                                                      Filing Date                                Known As                      StatusInventorsUMTech ID
Dockel No.
US           08/201,213                                2/24/94                      New
Compounds (compound ciaiml                                                                ISSUED 5,523,475                                           Susanna K.M. Bjork, Sodertalje SE; Barry K. Carpenter, New York, NY; Birgitla K. Gotthammar, Stockholm, SE". Mats T. Linderbcrg, Sodertalje, SE; Johan P. Luthman, Gnesta. SE; Kerstin M.I. Persson, Nyvarn, SE; Robert Schwarcz, Baltimore, MD1560RS RS99043
US           08/433,337                                5/4/95                      New
Compounds
(compound
claim)                      ISSUED 5,883,129                                           Susanna K.M. Bjork, Sodertalje SE; Barry K. Carpenter, New York, NY; Birgitta K. Gotthammar, Stockholm, SE; Mats T. Linderbcrg, Sodertalje, SE; Johan P. Lulhman, Gnesta, SE; Kerstin M.I. Persson, Nyvarn, SE; Robert Schwarcz, Baltimore, MD1560RS CiP
RS99043
EP
CA :           94908557.5                                8/1/95                      New
Compounds
(compound
claim)                      ISSUED 0686145 Bl                                           Susanna K.M. Bjork, Sodertalje SE; Barry K. Carpenter. New York, NY; Birgitta K. Gotthammar, Stockholm, SE; Mats T. Linderbcrg, Sodertalje, SE; Johan P. Lulhman, Gnesta, SE; Kerstin M.I. Persson, Nyvarn, SE; Robert Schwarcz, Baltimore, MD1560RS RS99043

2,155,666                      8/1/95                      New
Compounds (compound claim)                                                                PENDING                                Susanna K.M. Bjork, Sodertalje SE, Barry K. Carpenter, New York, NY; Birgitta K. Gotlhammar, Stockholm, SE. Mais T. Linderbcrg, Sodertalje, SE; Johan P. Luthman, Gnesta, SE; Kerstin M.I. Persson, Nyvarn, SE; Robert Schwarcz, Baltimore, MDI560RS RS99043

EXHIBITC Aventis Patent Rights:

Country                      Application Serial No.                                                      Filing Date                                Known As                      StatusInventorsUMTech ID
Docket No.
EP           92103066.4                                2/24/92                      NMDA Antagonists                                           ISSUED 0501378BlMichael G. Palfreyman, Cincinnati. OH; Ian Alexander McDonald, Loveland OH; Francesco G. Salituro, Fairfield, OH; Robert Schwarcz, Baltimore. MD1196RS RS94036

GB           92103066.^1                                2/24/92                      NMDA Antagonists                                           PENDING                                Michael G. Palfreyman, Cincinnati, OH; Ian Alexander McDonald, Loveland OH; Francesco G. Salituro, Fairfield, OH; Robert Schwartz, Baltimore, MDM96RS RS94036
CA           2,061,836                      2/25/92                      NMDA Antagonists                                           PENDING                                Michael G. Palfreyman, Cincinnati, OH; Ian Alexander McDonald, Loveland OH; Francesco G. Salituro, Fairfield, OH; Robert Schwarcz, Baltimore, MDII96RS RS94036
US           08/165,144                                12710/93                      NMDA Antagonists (tnclhod nf using 4 or 4,6 TRP)ISSUED
5,484,814                      Michael G. Palfreyman, Cincinnati, OH; Ian Alexander McDonald, Loveland OH; Francesco G. Salituro, Fairfield, OH; Robert Schwarcz, Baltimore, MD1196RS DIV
RS94036
US           08/187,353                                1/25/94                      NMDA Antagonists (Claims 4.6TRH1ISSUED
5,360,814                      Michael G, Palfreyman, Cincinnati. OH; Ian Alexander McDonald, Loveland OH; Francesco G. Salituro, Fairfield, OH; Robert Schwarcz, Baltimore, MD; Bruce M. Baron, Cincinnati, OH1I96RS
CON2
RS94036
US           ^08/261.609                                6/17/94                      NMDA An (agonists (4.6 KYN & method)ISSUED 5,470,870Michael G. Palfreyman, Cincinnati, OH; Ian Alexander McDonald, Loveland OH; Francesco G. Salituro, Fairfield, OH; Roberi Schwarcz, Baltimore, MD; Bruce M. Baron, Cincinnati, OH1I96RS
DIV2
RS94036
US           08/502,980                                7/17/95                      NMDA Antagonists (method of using 4,6 KYN)ISSUED 5,547,991Michael G. Palfreyman, Cincinnati, OH; Ian Alexander McDonald, Loveland OH; Francesco G. Salituro, Fairfield, OH; Robert Schwarcz. Baltimore, MD1196RS
Div3
RS94036

EXHIBIT D Contribution Agreement

CONFIDENTIAL s                                           University ut'Maryland
\           Contribution Aereiimciil
CONTRIBUTION AGREEMENT

This Contribution Agreement ("Agreement" J made effective this _J~f_ day of March. 200! (the ""Effective Date") by and between the University of Maryland. Baltimore, a constituent institution of the University System of Maryland, an agency of the State of Maryland ("UM"), and Cato Holding Company. Incorporated, a corporation of the State of North Carolina, with its principal place of business at 200 Westpark Corporate Center, 4364 South Alston Avenue. Durham, North Carolina 27713 ("CHC").

WITNESSETH:

WHEREAS, UM and CHC wish to coordinate their efforts in support of a new company ("Company") that will be established in order to advance the development of UM\s rights in patents related to certain NMDA antagonist and 3-HAO inhibitor technologies in the area of all human and veterinary therapeutic and diagnostic uses and therapeutic neuroprotective properties of a compound in the treatment and diagnosis in humans and animals of epilepsy, neurodegenerative diseases, ischcmic/hypoxic/hypoglycemic damage to cerebral tissue, anxiety, migraines and pain ("Field''"): and

WHEREAS, CHC is willing to provide to Company certain capital and in-kind contributions, on certain conditions, including but not limited to. that CHC receive a majority ownership interest in Company; and

WHEREAS, UM is willing to provide to Company certain UM rights in patents on certain conditions, including but not limited to. that UM receive an ownership interest in Company: and

WHEREAS, CHC and UM have previously executed a Confidential Disclosure Agreement, effective August 24. 1998, which agreement is incorporated herein by reference (Exhibit A);

NOW THEREFORE, in consideration of the premises and the mutual covenants and representations hereinafter stated, the parties agree as follows: .CONl'lDUNTlAl.

ARTICLE 1. FORMATION OF COMPANY

LOI           Company will be established in the state of Maryland. Company will have as its principal place of business the office of Cato Research Washington, currently located at 15020 Shady Grove Road, Suite 301, Rockville, Maryland 20850.
1.2           The structure of Company will be determined by CHC with input from UM.
1.3           The equity distribution of the Company will be allocated as follows: (1) 80% to CHC. and (2) 20% to UM. Shares issued to UM will have the same rights as those issued to other founder shareholders.

1.4           Operation of Company will be directed by a Board of Directors, or another appropriate governing body, consisting of two nominees and one designated observer selected by CHC, and one nominee and one designated observer selected by UM. Each nominee will have one vote. Observers will participate at Board of Director meetings but will not vote.
1.5           Officers of the Company will be determined by the Board of Directors.
1.6           The Chief Executive Officer of the Company will be chosen by unanimous vote of the Board of Directors.
1.7           CHC will be responsible for management of day-to-day Company operations.

1.8           A Scientific Advisory Board (SAB) will be formed. The composition of the SAB will be determined by the Board of Directors.

ARTICLE 2. ADDITIONAL RECAPITALIZATION OF COMPANY

2.1           Company Board of Directors may authorize the issue of additional shares in
Company.
2.2           UM and CHC will share equally in future dilution of equity resulting from distribution of shares to other investors.

ARTICLE 3. UM CONTRIBUTIONS

3.1           UM will grant Company exclusive, worldwide rights to UM Patents ("UM Patents". Exhibit B. Table 1) in the Field pursuant to a license agreement containing appropriate reporting and due diligence requirements related to product development and business development. License terms will include, but are not limited to those in Exhibit C.
3.2           UM has obtained rights from the Cornell Research Foundation ("CRFT") to lead in negotiating a license agreement for patents jointly owned by UM and CRF ("UM/CRF Patents". Exhibit B. Table 2). UM and CRF, respectively, will grant Company exclusive, worldwide rights to their rights in UM/CRF Patents in the Field, pursuant to a license agreement containing appropriate reporting and due diligence requirements related to product development and business development. License terms will include, but are not limited to those in Exhibit C.
3.3           UM has obtained rights from Aventis Pharmaceuticals, Inc. [formerly, Hoescht Marion Roussell, Incorporated] to patents owned by Aventis ("Aventis Patents". Exhibit A, Table 3 and see Exhibit D - "Copy of License Agreement between UM and Aventis'"). UM will grant Company exclusive, worldwide rights to Aventis Patents in the Field pursuant to a license agreement containing appropriate reporting and due diligence recmirements related to product development and business development. License terms will include, but arc not limited to those in Exhibit C.
3.4           The license to UM Patents and UM/CRF Patents, and the sublicense to Aventis Patents (collectively, '"Patents'"), will constitute UM's consideration for UM's shares in Company.
3.5           UM will use reasonable efforts to assist or provide consultation at Company's expense in support of the development and commercialization of Patents, but in its discretion may limit its resources and assistance.
3.6           UM will assist Company in identifying candidates for Chief Executive Officer of Company and members of the Scientific Advisory Board.
3.7           UM will provide Company with scientific and technical information about Patents, as necessary to assist Company in its efforts to access "seed money"' from various state and local economic development programs.
3.08 When funding is made available by Company to UM, UM will negotiate a research agreement with Company providing for UM's faculty inventors, including, but not limited to, Dr. Robert Schwarcz, to conduct research experiments and preclinical pharmacology and toxicology studies for which UM has existing in-house expertise, resources, and facilities. Costs of research will be paid by Company and will be based on UM's actual out-of-pocket expenses, personnel costs, and overhead.

ARTICLE 4. CHC CONTRIBUTIONS

4.1           CHC will contribute $300,000 to Company in cash and in-kind services, including, but not limited to, the services itemized in sections 4.05 and 4.06 below. Additional cash and in-kind services will be provided by CHC to Company if they are deemed reasonably necessary by the Company Board of Directors.
4.2           $300,000 of CHC's cash and in-kind services contribution, calculated in accordance with section 4.03, will constitute CHC's consideration for CHC's shares in Company. Cash, in-kind services, and direct expenses paid by CHC on behalf of Company in excess of $300,000 may be accrued as indebtedness of Company at the discretion of the Board of Directors.

4.03" Fees for services will be calculated according to CHC's standard hourly service rates (Exhibit E).

4.04 CHC services and cash expenditures accrued as indebtedness of Company, prior to Company receiving funding from corporate sponsorship and other sources, will be at CHC*s risk. CHC will be eligible for reimbursement when adequate funds, as determined by the Company Board of Directors, are raised by Company. The amount and timing of reimbursements will depend on terms negotiated with business partners providing funding to Company.

-t.05 CHC will pay all expenses associated with legal formation of Company. CHC will prepare documents and do all other work required to form Company in accordance with this Agreement, including, but not limited to, drafting organizational documents. All legal documents will be submitted to UM for review and approval before execution, and UM will respond promptly. CHC will make all reasonable efforts to establish Company as soon as possible after execution of this Agreement, in order to expedite application for funding from
Maryland Department.of Business and Economic Development (DBED). UM will receive evidence from CHC that CHC has caused Company to be legally formed and that the Company Board of Directors has been constituted, in accordance with Section 1.04.
a)           CHC shares will be issued under the name of "Cato Holding Company. Incorporated."
b)           UM shares will be issued under the name of'"University System of Maryland to use of University of Maryland. Baltimore."

4.06        In-kind services to be provided by CHC to Company will include:
a)           Manage the activities necessary to organize and form Company and provide services to manage the daily operating requirements of the Company, including legal, accounting, and tax requirements:
b)           Provide the services of professional staff from CMC's subsidiary. Cato Research, Ltd.. to provide expertise and know-how required to advance the development of Patents according to U.S. regulatory requirements;
c)           Provide Company with the services of a professional staff member to serve as interim Chief Executive Officer for Company. When funding becomes available, CHC and UM will identify a permanent Chief Executive Officer;
d)           Provide Company with the services of a dedicated project team to manage product development activities, and a business team to manage corporate development activities;

c) Prepare a complete inventory and assessment of all intellectual property held by Company and conduct appropriate background research to identify and compile relevant supporting documentation;

0 Assemble, assess, and summarize all existing and relevant non-clinical, pre-formulation and formulation information, working with input from UM and Dr. Robert Schwarcz:

 gi Prepare a business plan for Company and a research and development plan, a technology brochure, and a manufacturing plan for the lead technology, within 180 days of Company formation;

h)           Identify potential investors and/or collaborators for Company;

i)           Initiate efforts to secure adequate funding for Company in the form of investments, corporate sponsorships, grants, venture capital, or licensing opportunities, to commercialize and market Patents;

j) Prepare due diligence evaluation packages and manage assessments by potential investors, corporate sponsors, or licensing partners;

k) Prepare and manage presentations and lead negotiations with potential investors, sponsors, and partners;

1) Identify lead technologies and develop indication selection criteria for the lead technologies;

m) Develop a regulatory strategy for the lead technology;

n) Explore and develop a manufacturing process for cost effective manufacture and packaging of clinical trial quantities of lead compounds under good manufacturing practices (GMP) conditions;

o) Identify and initiate additional pharmacology studies required to show proof-of-concept and identify and initiate appropriate toxicology studies required for an IND (and subsequent NDA submission).

4.07    During the term of this Agreement and for 5 years after its expiration or termination. CHC will keep complete, true, and accurate records containing all the particulars that may he necessary for UM to determine [hat CMC's contributions have been made in accordance with this Aercemcnt.

ARTICLE 5. STRATEGIC OBJECTIVES

5.01        The initial strategic objectives of the Company will be as follows:

a)           Establishment of a governing structure for Company and SAB;
b)           Development of a research and development plan to outline the pathway to demonstrate initial safety and efficacy, and move to clinical trials;
c)           Development of a business plan for nonclinical and clinical phases in sufficient derail to allow Company io raise funds to pursue early clinical trials;
d)           Development of a synthesis plan for the trial compounds and production plan for manufacture of sufficient materials for clinical trials, under FDA approved GMPs:
e)           Identification of potential partners for the manufacturing and marketing requirements and negotiations of advantageous business relationships;
f)           Procurement of financing to facilitate the development and commercialization of UM patents;
g)           Utilization of minimal administrative support to accomplish these tasks.

ARTICLE 6. ADDITIONAL AGREEMENTS

6.01 Services provided by UM, and by Dr. Schwarcz as an employee of UM, will be under a separate Research Agreement between UM and Company. The Research Agreement will provide for UM to assist Company in compiling and analyzing existing data from non-clinical and pre-formulation and formulation data. Grant money, corporate sponsorships, and other sources of funding made available to Company will be used in part to support IJM's work under the research agreement.

. 6.02 Services provided by Dr. Robert Schwarcz to Company as an independent consultant will be under a separate consulting agreement between Dr. Schwarcz and Company. The consulting relationship is subject to review and approval bv UM in accordance with the Maryland Public/Private Partnership Act.
aiNHDHNTIAl.

ARTICLE 7. OBLIGATIONS OF COMPANY

7.1           Company will provide evidence to UM and CHC that stock has been issued and is authorized for delivery to UM and CHC in accordance with Section 1.03. Such evidence will include a certificate, dated no later than 90 days after the Effective Date of this Agreement, from the Department of Assessments and Taxation of the S'ate of Maryland io the effect that Company is duly established and in good standing in the State of Maryland.

7.2           At the time $500,000 in funding has been raised by Company, Company will reimburse UM for ali past expenses incurred by UM or CRF on UM Patents and UM/CRF Patents (See Exhibit F). Additionally, Company will pay UM for all actual future fees and costs associated with maintenance and prosecution of UM and UM/CRF Patents in the United States, Canada, and the United Kingdom and any other countries selected by Company for patent prosecution and maintenance.

Upon the initiation of a Phase III clinical trial of a Licensed Product by Company, or a Company Affiliate or Sublicensee, Company will reimburse Aventis for all past patent expenses incurred by Aventis that are associated with maintenance and prosecution of Aventis Patents in the United States, Canada, and the United Kingdom and any other countries selected by Company for patent prosecution or maintenance, up to the date of initiation of the Phase III clinical trial, to a maximum amount of $250,000. Additionally, Company will begin reimbursing Aventis for all actual fees and costs incurred by Aventis that are associated with maintenance and prosecution of Aventis Patents in the United States, Canada, and the United Kingdom and any other countries selected by Company for patent prosecution or maintenance.
7.3           Company will: a) apply for funding from the Maryland Department of Business and Economic Development (DBED) as soon as reasonably possible after Company is established, and b) apply for Maryland Industrial Partnerships (MIPS) funding in cooperation with UM, and in the process commit $5,000 cash plus £45,000 in-kind services to obtain matching funds of 550,000, by the first MIPS application deadline occurring more than 90 days after the Effective Date of this Agreement.
7.04
Company will pay all travel expenses for Company. UM, and CHC personnel participating in Company fund-raising efforts. Travel expenses must be pre-authorized by Company.
7.5           Company will make every effort in negotiations with sponsors and funding sources to assure that all of Company's accrued indebtedness to CHC can be recovered, but it is understood that CHC may not be reimbursed in full.
7.6           All funds received from federal and state grants awarded to Company that are designated to be used for research and development will be allocated to support research and development efforts for technologies covered by the Patents.
7.7           Company will designate Cato Research. Ltd. as the exclusive source for all clinical and regulatory development services.
7.8           Company, at Company's expense and with the consent of UM, will offer to use UM, the University ofMaryland Medical System, or the Maryland Psychiatric Research Center as an investigational site for any suitable clinical trials undertaken in the Licensed Field during the term of the Patent license agreement, subject to agreement on terms and conditions, including compensation, negotiated in good faith.

ARTICLE 8. CONDITIONS TO OBLIGATIONS OF THE PARTIES

8.01        This Agreement is effective subject to the satisfaction of the following conditions.
unless waived in writing by the party to whom performance of the obligation is owed:

a) The representations and warranties made by CHC and UM in this Agreement, including any corresponding Exhibits, will be true and correct in all material respects at and as of the Effective Date of this Agreement.
b)           CHC and UM will have performed all obligations required to be performed by them prior to or upon execution of this Agreement, and complied with all covenants for which compliance by them is required under this Agreement, prior to or upon execution.
c)           CHC will receive evidence from UM that UM and CRF have executed a license agreement granting exclusive rights in UM/CRF Patents to Company.

The License Agreement will be in the form of, or substantially similar to, Exhibit C.

d) The form of all instruments, certificates and documents to be executed and delivered pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated will be reasonably satisfactory to UM and CHC. and Company, none of whose approval will be unreasonably withheld or delayed.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES

9.1           UM hereby represents that to the knowledge of the executing UM officer, as of the date of execution by the officer: (a) UM has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement; and fb) the execution, delivery and performance by UM of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon UM.
9.2           CMC hereby represents and warrants to UM that: (a) CHC has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement; (b) the execution, delivery and performance by CHC of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon CHC.

9.03 Each party represents that no action, suit or other proceeding is pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law. decree or regulation of any governmental authority or court will have been entered challenging the legality, validity or propriety of. or otherwise relating to. this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

ARTICLE 10. TERM AND TERMINATION

10.1           This agreement may be terminated if any one or more of thefollowing occur:

a)           The failure of UM or CHC to satisfy all of the conditions of this Agreement as provided in Article 8 hereof;
b)           The substantial breach, inaccuracy or untruth of any of the representations or warranties of UM or CHC contained herein; or
c)           The substantial failure of UM or CHC to perform any other covenants or agreements which they are required to perform hereunder.
10.2           Upon the occurrence of any of the events set forth in Section 10.01 above, the terminating party will give written notice to the other party of the default, and the non-terminating party will have 30 days in which to cure the default. If the non-terminating party fails to cure the default within the 30 day period, then this Agreement may be terminated.
10.3           CHC may terminate this Agreement at any time by giving UM 90 days written notice of termination, and upon payment to UM of all payments maturing through the effective date of the termination.

ARTICLE II. INDEMNIFICATION AND OTHER REMEDIES

11.1           UM and its officers and employees acting within the scope of their employment by UM are subject to the Maryland Tort Claims Act ("the Act"), Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland, which permits claims in tort against the State of Maryland under certain circumstances. In order to file a claim under the Act, a claimant must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after (he injury to the person or property that is the basis of the claim.

11.2           CHC hereby agrees to defend, indemnify, and hold harmless UM, the University System of Maryland, and the State of Maryland, the regents, officers, employees, students, and agents of UM (collectively "Indemnitees") against any and all claims, costs, or liabilities, including attorney's fees and court costs at both trial and appellate levels, for any loss, damage, personal injury, or loss of life caused by negligence in the actions oi~ CHC or its officers, servants, or agents, or third parties acting on behalf of or under authorization from CHC in the performance of this Agreement; and to defend, indemnify and hold Indemnitees harmless from any liability arising out of or caused by any negligence in actions or omissions of CHC with respect to obligations incurred under this Agreement. The foregoing obligation will not apply to any claim, cost, or liability attributable solely to the negligence of Indemnitee personnel.

11.03 UM and CHC further agree that nothing in this Agreement will be interpreted as: (a) a denial to either party of any remedy or defense available to it under the laws of the States of Maryland or North Carolina; (b) the consent of the State of Maryland or its agents and agencies to be sued; or (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and UM beyond the extent of any waiver provided by law.

ARTICLE 12. MISCELLANEOUS

12.1           This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and there are no agreements or warranties between the parties other than those set forth herein.
12.2           This Agreement, including Exhibits, may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.
12.3           This Agreement will be construed and enforced under the laws of the State of Maryland.
12.4           The parties will cooperate fully with each other and with their respective counsel in connection with any steps required to be taken as part of their respective obligations under this Agreement, and agree that they will execute instruments and documents as are or may become reasonably necessary to effectuate and carry out she purposes of this Agreement.
12.5           Unless otherwise provided, all costs and expenses incurred in connection with this Agreement will be paid by the party which incurs the cost or expense, and the other party has no liability for such cost or expense.
12.6           Neither party will use the name of the other or any of its employees or personnel, ur any adaptation thereof- in any advertising, promotional, or sales literaturewithout prior written consent obtained from the other party. Either party may publicize the fact that the parties have made this Agreement.

12.07       Neither party may assign or transfer this Agreement without the prior written consent of the other party.
12.8           This Agreement will be only for the benefit of the undersigned parties and their permitted successors and assigns, and no one will be deemed to be a third party beneficiary of this Agreement.
12.9           UM and CHC are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility or liability for the actions of the other party except as specifically provided in this Agreement. Neither party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.
12.10                      This Agreement is signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

12.11                      All notices, consents and other communications required or allowed under this Agreement must be in writing and are elective upon receipt: (a) when delivered by hand; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee, by delivery service (return receipt requested), in each case addressed to the party at its address set forth below (or to another address that a party may later designate by notice to the other parry):

If to UM:                      Executive Director
Office of Research and Development University of Maryland, Baltimore 515 West Lombard Street. Suite 500 Baltimore. Mary land 21201 -1602

Copy to:                      University Counsel
University ofMaryland, Baltimore 520 West Lombard Street. Second Floor Baltimore. Maryland 21201-1 627

EXHIBIT A

CONFIDENTIALITY AGREEMENT

CONFIDENTIAL DISCLOSURE AGREEMENT

THIS AGREEMENT is made effective the 2-3 ^ day of August, 1998, by and between the University of Maryland, Baltimore ("UM"), a public institution of higher education of the State of Maryland, and Cato Holding Company ("Company"), a corporation organized under the laws of the State of North Carolina.

Recitals

UM is in possession of information which UM considers confidential and in which UM has a proprietary interest, which is generally described as Dr. Schwarcz's "NMDA Antagonists" Company is in possession of information which Company considers confidential relating to the proposed business dealings of UM with Company. (Hereinafter the proprietary information of each party is collectively termed the "Information.") UM and Company each wish to receive a disclosure of the Information from the other and agrees to hold that disclosure in confidence during the term of this Agreement subject to the conditions set forth herein. UM is willing to make its disclosure in order to permit the Company to evaluate its opportunities to support research at UM involving the Information, to license UM intellectual property comprising or related to the Information, and/or to support applications for letters patent and other legal protection for its Information. Company is willing to make its disclosure in order to permit UM to better evaluate business opportunities for UM technology.

NOW THEREFORE, the parries agree as follows:

1.           The respective Information of each parry is a valuable asset of such party. Each party has an exclusive proprietary right and interest in its respective Information. The Information includes any documents, drawings, sketches, models, designs, data, memoranda, tapes, records, and other material provided by UM to Company or by Company to UM.
2.           Each party will use the other's Information only during the term of the agreement and only for technical and economic evaluation as described in the Recitals and not for its commercial benefit. Neither party will use the Information for any other purpose.
3.           The parties will disclose the Information to each other upon the following conditions, which are accepted by both:

(a)           Each party's Information shall be held in confidence by the other for a five (5) year period (the "Term") beginning on the effective date of this Agreement. The Company shall have the right to disclose the Information to its subsidiaries or parent company subject to the obligations of this Agreement.

(b)           The Company shall take such steps as may be reasonably necessary to protect all documents, drawings, sketches, models, designs, data, memoranda, tapes, records and other material provided by UM as part of the Information, or made by Company containing Information, from being made available in any form to any person other than authorized Company or UM employees without prior written consent from UM during the term of the Agreement.
(c)           The Company agrees to obligate any and all employees who may have access to any portion of the Information, in any form, to protect the confidential and proprietary nature of the Information.
(d)           The Company recognizes that UM is an educational institution with standards and practices for protection of confidential information which differ from Company's standards and practices. By this Agreement UM undertakes to use reasonable efforts to protect the confidentiality of Company's information.
(e)           All Information disclosed to either party in written form shall be clearly marked as confidential. AU Information disclosed orally or in any other form shall be clearly identified as confidential and summarized in a written document provided to the receiving party within thirty (30) days of initial
_ disclosure clearly marked as confidential.
4.           The obligations of confidentiality set forth in paragraph 3 shall not apply to any part of the Information:

(a)           which at the time of disclosure is information already generally available to the public or which after disclosure becomes generally available to the public. other than through a party hereto who received it under this Agreement; or
(b)           which either party can show by reliable written evidence was acquired by such party on a non-conii den rial basis from any third party having a bona fide right to disclose it to said party; or
(c)           which either party can demonstrate by written record was or is subsequently developed by such party independently of the disclosure of the Information by the other party.
5.           Following the expiration of the Term, neither party shall have an obligation pursuant to this Agreement restricting its disclosure and use of the Information.
6.           The Company shall notify UM within one hundred eighty (180) days from the date it receives LfM's Information whether or not the Company has any interest in pursuing a research or licensing agreement with UM. If (a) the Company notifies UM that the Company has no such interest, or (b) the Company later determines that it has no such interest, and notifies UM of such determination, both parties shall, upon
,» written request, will return all documents, drawings, sketches, models, designs, data, memoranda, tapes, records, and other material provided as part of the Information

Lombard^Building, Fifth Floor 515 W. Lombard Street Baltimore, Maryland 21201-1691 Tel. (410) 706-6631 FAX (410)706-6630
11.           This Agreement shall be governed by the laws of the State of Maryland and, to the extent applicable, by the laws of the United States. Any dispute between the parties concerning the terms of this Agreement shall be decided in a court of competent jurisdiction over the parties and subject matter located in Baltimore City, Maryland.
12.           This Agreement constitutes the entire agreement of the parries concerning the matters discussed herein. This Agreement may be amended only by a written instrument executed by authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

CATO HOLDING COMPANY
BY:
Allen Cato, M.D., Ph.D. President
DATE: _
UNIVERSITY OF MARYLAND, BALTIMORE
B Y:
Marjorie Forster Executive Director Office of Research and Development
DATE:

 University of Maryland

EXHIBIT B

PATENTS

EXHIBIT C

DRAFT LICENSE BETWEEN UiVI, CRF AND NEW COMPANY ("ARTEMIS")
LICENSE AGREEMENT between
UNIVERSITY OF MARYLAND. BALTIMORE and
CORNELL RESEARCH FOUNDATION, INC. and
ARTEMIS NEUROSCIENCE, INC.

This License Agreement ("Agreement") made effective this                                                                                                                                day of,
2001 (the "Effective Date") by and between the University ofMaryland, Baltimore, a constituent institution of the University System ofMaryland, an agency of the State of Maryland ("UM"), CORNELL RESEARCH FOUNDATION, INC., a wholly owned subsidiary of Cornell University, located at Cornell Business & Technology Park, 20 Thornwood Drive, Suite 105, Ithaca, NY 14850 ("CRF') and ARTEMIS NEUROSC1ENCE, INC., (ARTEMIS) a corporation of the State ofMaryland, U.S.A., with its principal place of business at
("Company"),

WITNESSETH:

WHEREAS, as a public research and education institution, UM is interested in licensing Patent Rights (as defined below) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new methods, and lacks capacity to commercially develop, manufacture, and distribute such products or methods: and

WHEREAS, subject to certain rights retained by the federal government in federally sponsored research, UM and Astra Aktiebolag of S-151 85 Sodertalje, Sweden ("Astra"), were joint owners by assignment from the Inventors, listed in Exhibit A, of the entire right, title, arid interest in the U.S. Patents and Patent Applications listed in Exhibit A and in any foreign patent applications and patents corresponding thereto, and in the inventions described and claimed therein, and any divisions, continuations, continuations in part, re-examinations, or reissues thereof ("UM Patent Rights"); and

WHEREAS, by an assignment agreement executed October 19, 1998, Astra granted UM all of Astra*s right, title, and interest in UM Patent Rights; and

WHEREAS, subject to certain rights retained by the federal government in federally sponsored research, UM and CRF are joint owners by assignment from the Inventors, listed in Exhibit B, of the entire right, title, and interest in the U.S. Patents and Patent Applications listed in Exhibit B and in any foreign patent applications and patents corresponding thereto, and in the inventions described and claimed therein, and any divisions, continuations, continuations in part, re-examinations, or reissues thereof ("UM/CRF Patent Rights"); and

WHEREAS, by an Inter-Institutional Agreement executed May 11. 1990, UM and CRF have agreed to act jointly in licensing UM/CRF Patent Rights; and

WHEREAS. Aventis Pharmaceuticals, Incorporated (formerly Hoescht Marion RousscH of Route 202 206, Bridgewater, N.J. 08807 ("Aventis"), is the owner by assignment from the Inventors, listed in Exhibit C, of the entire right, title, and interest in the U.S. Patents and Patent Applications listed in Exhibit C and in any foreign patent applications and patents corresponding thereto, and in the inventions described and claimed therein, and any divisions, continuations, continuations in part, re-ex ami nations, or reissues thereof ("Aventis Patent Rights"); and

WHEREAS, by an agreement effective September 28, 2000, Aventis has granted UM a license with rights to exclusively sublicense Aventis Patent Rights to a third party licensee ("Aventis License", Exhibit C in the Contribution Agreement, defined below); and

WHEREAS, Company desires to obtain a worldwide, exclusive, royalty-bearing license to the aforementioned UM Patent Rights, UM/CRF Patent Rights, and Aventis Patent Rights (all, collectively, "Patent Rights"), to make, have made, use, lease, offer to self, sell, and import products embodying the Patent Rights; and

WHEREAS, by a Contribution Agreement executed on                                                                                                                     , UM and
Cato Holding Company ("CHC"), of 200 WestPark Corporate Center, 4364 S. Alston Avenue, Durham, NC 27713, have agreed to support Company in its efforts to develop Patent Rights, which Contribution Agreement is incorporated herein by reference as Exhibit D;

NOW, THEREFORE, in consideration of the foregoing premises and the following mutual agreements, and other good and valuable consideration, the parties agree as follows:

ARTICLE 1. DEFINITIONS

For the purpose of this Agreement, the following words and phrases have the following meanings:
1.1           "Affiliate" means any entity which directly or indirectly controls, is controlled by, or is under common control with Company. "Control" means the right to exercise more than 50% of the voting rights of a controlled corporation or limited liability company or the power to direct or cause the direction of the management or policies of any other controlled entity.
1.2           "Aventis Improvement" means any Improvement (as defined below) made solely by one or more employees ofT or owned solely by, Aventis or Aventis' Affiliates.
1.3           "Combination Product" means a product in a form containing a Licensed Product (as defined below) and one or more component(s) that is not a Licensed Product and is sold separately by Company or its Affiliate in at least one country.
1.4           "Company Improvement" means any Improvement (as defined below). made solely by one or more employees of, or owned solely by. Company or Company's
, i Affiliates.
1.5           "Confidential Information'' means information relating to the subject matter of the Patent Rights (as defined below) which has not been made public or which is not generaily known and includes, without limitation, any documents, drawings.
sketches, models, designs, data, memoranda, tapes, records, formulae and algorithms, either orally, in hard copy form or in electronic form, which Company receives from UM. CHC. or CRF. or UM. CHC. or CRF. receives from Company
1.6           "First Commercial Sale" means the initial transfer of a Licensed Product for compensation by Company, an Affiliate or a Sublicensee to a Third Party (defined below).
1.7           "Improvement" means any patentable discoveries or inventions related to Patent Rights in the Licensed Field, reasonably necessary for the practice of Patent Rights by Company under this Agreement, which is or may be patentable or otherwise protected under law.
1.8           "Joint Improvement" means an Improvement made by one or more employees of, or owned by, Company or Company's Affiliates, and: 1) one or more employees of, or owned by, UM and/or, 2) one or more employees of, or owned by, Aventis and/or, 3) one or more employees of, or owned by CRF.
1.9           "Licensed Field" means ail human and veterinary therapeutic and diagnostic uses and therapeutic neuroprotective properties of a compound in the treatment and diagnosis in humans and animals of epilepsy, neurodegenerative diseases, ischemic/hypoxic/hypoglycemic damage to cerebral tissue, anxiety, migraines and pain.
1.10           "Licensed Product" means any product, including but not limited to a Combination Product, using any Patent Rights, including any product containing a compound that is covered by Patent Rights.

1.11           "Net Sales" means the gross sales revenues and fees billed by Company, an Affiliate or a Sublicensee for the sale of Licensed Products, less the sum of the following;
(a)           customary trade, quantity and cash discounts actually allowed and taken;
(b)           sales or use taxes, excise taxes and customs duties included in the invoiced amount;
(c)           outbound transportation prepared or allowed if separately itemized on the invoice to the customer; and
(d)           amounts actually allowed or credited on returns of Licensed Products.
(e)           "Net Sales" does not include any further downstream sales of a Licensed Product after the first sale thereof by Company, an Affiliate or a Sublicensee to a Third Party purchaser. No deductions will be made for commissions paid to individuals, whether they be with independent safes agencies or regularly employed on the payroll by Company, its Affiliate(s) or Sublicensee(s), or for cost of collections. Licensed Products will be considered sold when billed out or invoiced, whichever is firsi.
1.12           "Patent Rights" means:

(a)           U.S. and foreign patent applications and patents listed in Exhibits A, B, and C as they may be amended from time to time in accordance with Article 17;

(b)           U.S. and foreign patents issuing from the applications listed in Exhibits A, B, and C, and as they may be amended, and from all divisions and continuations of these applications;
(c)           claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibits A, B, and C. as amended;
(d)           claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. patents and patent applications described in (a), (b), or (c) above; and
(e)           any reissues, reexaminations and extensions, or the foreign equivalent of these of U.S. and foreign patents described in (a), (b), or (c) above.
1.13           "Research Agreement" means a separate agreement between Company and UM under which UM will assist Company in conducting unspecified research.
1.14           "Sublicensee" means a person or entity, including an Affiliate, to which Company transfers all or some of the Patent Rights through a sublicense.
1.15           "Third Party" means any entity or person other than UM, Company, an Affiliate, Sublicensee, the inventors, CRF, or Aventis.
1.16           "UM Improvement" means any Improvement, made solely by one or more employees of, or owned solely by, UM.

ARTICLE 2. GRANT OF LICENSE

2.1           Subject to the rights of the United States under its earlier grant to UM and pursuant to 35 U.S.C. Section 201 et seq. and all implementing regulations, UM grants to Company, and Company accepts, a sole and exclusive worldwide license, with rights to sublicense, under UM rights in Patent Rights to make, have made, use, lease, offer to sell, sell and import the Licensed Products within the Licensed Field for the term of this Agreement.
2.2           Subject to the rights of the United States under its earlier grant to CRF and pursuant to 35 U.S.C. Section 201 et seq, and all implementing regulations, CR.F granK to Company, and Company accepts, a sole and exclusive worldwide license, with rights
t to sublicense, under CRF rights in Patent Rights to make, have made, use, lease, offer to sell, sell and import the Licensed Products within the Licensed Field for the term of this Agreement.
2.03           Company may transfer its rights to an Affiliate through agreements that are consistent with this Agreement, provided Company is responsible for the operation of its Affiliate relevant to this Agreement as if operations were carried out by Company, including the payment of royalties, whether or not paid to Company by Affiliate.

2.04           Company may grant sublicenses consistent with this Agreement provided Company is responsible for the operation of its Sublicensees relevant to this
Agreement as if the operations were carried out by Company, including the payment of royalties, whether or not paid.to Company by Sublicensees.
2.5           Company will identify its Affiliates and its Sublicensees hereunder to UM by name, address and field of sublicense (both as to geography and subject matter), and will promptly provide to UM a copy of each sublicense and a copy of each agreement or document designating or establishing an Affiliate.
2.6           If Company intends to accept from Affiliates or Sublicensees anything of value in lieu of cash in consideration for any sublicense or other transfer of rights under this Agreement, Company must first obtain UM's written approval.
2.7           UM specifically reserves the rights:

(a)           to practice Patent Rights and to make and use the Licensed Products on a royalty-free basis solely for research and education, and to license other non-profit educational and research institutions to practice Patent Rights for the same purposes:
(b)           to provide information and materia! covered by Patent Rights to universities, colleges and other research or educational institutions, but only for noncommercial research and educational purposes and uses and not for any commercial purposes or uses; and
(c)           to publish the general scientific Findings from research related to Patent Rights.

2.8           CRF specifically reserves the rights;

(a)           to practice under the UM/CRF Patent Rights and to make and use the Licensed Products on a royalty-free basis solely for research and education, and to license other non-profit educational and research institutions to practice the UM/CRF Patent Rights for the same purposes;
(b)           to provide information and material covered by the UM/CRF Patent Rights to universities, colleges and other research or educational institutions, but only for noncommercial research and educational purposes and uses and not for any commercial purposes or uses; and
(c)           to publish the general scientific findings from research related to UM/CRF Patent Rights.
2.9           Aventis specifically reserves the rights to use Aventis Patent Rights in the Field of Use for research purposes only. Aventis retains all rights to use Aventis Patent Rights for applications not included in the Field of Use.
2.10        UM Improvements are owned by UM. Aventis Improvements are owned by Aventis. Joint Improvements are owned jointly. Company Improvements are owned by Company, subject to a grant to UM_of a non-exclusive, non-transferable, irrevocable, and royalty-free license to practice Company Improvements in any field of use for research and education but not for commercial purposes.

ARTICLE 3. COMPANY'S OBLIGATIONS

3.1           Within 180 days of the date of legal formation of Company in the State of Maryland, Company will deliver to UM a research and development plan and a business plan. The research and development plan will show the amount of money and time budgeted and planned for technical development of Patent Rights, and a proposed commercialization scheme for Patent Rights. The business plan will show the amount of money, time, number and kind of personnel budgeted, and activities planned, for each phase of commercialization of Patent Rights and Licensed Product development, including but not limited to: clinical studies, regulatory approval, marketing, manufacturing and further sub-licensing of Licensed Products. Prior to the First Commercial Sale of a Licensed Product, Company will provide progress reports to UM once every 3 months comparing actual progress to the research and development plan, and the business plan. UM will provide the research and development plan to Aventis as confidential information. UM may provide the progress reports, research and development plan, and the business plan to CRF as confidential information.
3.2           Company will use commercially reasonable efforts to bring one or more Licensed Products to market in each country in which Licensed Products are licensed if ,in the reasonable judgement of the Company's management, there is sufficient commercial justification to do so.
3.3           Company will have full legal and financial responsibility for all costs that are incurred and all activities that are undertaken after the signing of this Agreement which are related to development, safety, and required periodic reporting to the FDA and such equivalent regulatory agencies, marketing, regulatory approvals, price registrations, compliance with all applicable laws and regulations and other activities required by or of Company or its Affiliates or Sublicensees (or their respective agents or distributors) elsewhere to obtain appropriate governmental approvals for, and to commercialize, Licensed Product.
3.4           The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of Patent Rights granted by this Agreement are subject to the export, assets, and financial control regulations of the United States of America, including, but not limited to, restrictions under regulations of the United States that may
j be applicable to direct or indirect re-exportation of such technical information or of equipment, products, or services directly produced by use of such technical information. Company is responsible for taking any steps necessary to comply with such regulations.
3.5           Company assumes all "Obligations of Company" in the Contribution Agreement (Exhibit D). The 20% ownership stake in Company granted to UM by Company is given in partial consideration for the license of Patent Rights under this Agreement.
3.6           Company, Affiliates, and Sublicensees will provide prompt notice to UM of any inquiries as to any Patent Rights which have claims to manufacturing processes, which inquiries are provided pursuant to 35 USC § 271(g), and will cooperate with respect to responses thereto.

ARTICLE 4.  EQUITY TRANSACTION AND MANAGEMENT OF COMPANY

4.1           Within 60 days after the Effective Date, Company will deliver to UM a number of common shares sufficient to provide UM 20% ownership stake in the Company following such issuance, for and in consideration of this Agreement. Shares issued to UM will have the same rights as those issued to other founder shareholders and in the event of future dilution of equity, founders' shares will be diluted equally. UM shares will be issued under the name of "University System of Maryland to use of University of Maryland, Baltimore."
4.2           No later than the Effective Date, UM will designate 1 voting director and 1 non-voting observer who will serve on the Board of Directors of Company. UM will have the right to designate I director and 1 observer for so long as this Agreement is in effect.

ARTICLE 5.  PAYMENTS AND ROYALTIES

5.01           No up-front license fee. milestone fee, or license maintenance fees will be paid for Patent Rights.
5.2           There will be no minimum royalties paid for Patent Rights.
5.3           A royalty rate of 2% will be paid by Company for Net Sales of Licensed Products excluding Combination Products and a royalty rate of 1% will be paid by Company for Net Sales of Combination Products.
5.4           Running royally payments due and payable for each calendar quarter will be made within 30 days after the close of each calendar quarter. If no royalties are due for any quarter, Company will send a statement to such effect to UM.
5.5           Company will pay running royalties on a country-by-country basts as provided in paragraph 5.03 \* MERGEFORMAT in each country for Licensed Products covered in that country under Patent Rights, until the later of: (i) disallowance, expiration or invalidation of all claims in the Patent Rights of that country lhat cover the Licensed
Products or (ii) 10 years following First Commercial Sale of the first Licensed Product in any country.

5.06
(a)           Royalties are payable from the country in which they are earned and are subject to foreign exchange regulations then prevailing in that country. Royalty payments must be paid to UM in United States Dollars by check or checks drawn to the order of UM or by electronic funds transfers to an account designated by UM. To the extent sales may have been made by Company, its Affiliates or Sublicensees in a foreign country, those royalties will be first determined in the currency of the country in which the royalties are earned and then converted to their equivalent in United States Dollars. The buying rates of exchange for converting the currencies involved into the currency of the United States will be based on rates as quoted by the Morgan Guaranty Trust Company of New York, New York, averaged on the last business day of each of 3 eonsecutive calendar months constituting the calendar quarter in which the royalties were earned, will be used to determine any such conversion. Company will bear any loss of exchange or value and pay any expenses incurred in the transfer or conversion to U.S. dollars.
(b)           To the extent that statutes, laws, codes, or government regulations (including currency exchange regulations) prevent or limit royalty payments by Company, its Affiliates or its Sublicensees in any country, Company will render to UM annual reports of sales of the Licensed Product in such country. AH monies due and owing UM as provided in the annual reports at UM's option (1) will promptly be deposited by Company, its Affiliates or its Sublicensees, as the case may be, in a local bank in such country in an account to be designated by UM in writing or (2) will be paid promptly to UM or deposited in its account, as directed in writing by UM in any other country where the payment or deposit is lawful under the currency restrictions.

5.7           Interest is due on any payments to UM required by any Section of this Agreement that are more than 30 days late. The interest rate is 6% simple interest per annum.

5.8           Royalties received by UM on Net Sales of Licensed Product incorporating UM/CRF Patent Rights will be divided with UM receiving a 60% share and CRF receiving a 40% share-. On March 31, June 30, September 30, and December 31 of each year, UM will pay to CRF an amount equal to 40% of all royalties received by UM on Net Sales of Licensed Product incorporating UM/CRF Patent Rights. If no royalties are earned during a calendar quarter, UM will so report. Each party is responsible for paying to iis inventors, colleges, schools or departments such share of royalties attributable to the inventor's invention as is customary under the party's policies and
, practices.

ARTICLE 6.  PATENT PROSECUTION AND PUBLICATIONS

6.1           UM is responsible for Filing patent applications for UM Patent Rights and UM/CRF Patent Rights. Aventis is responsible for filing patent applications for Aventis Patent Rights.
6.2           Company will promptly report to UM in writing each Company Improvement. AH reports of Company Improvements are Confidential Information. Such reports will be in sufficient detail to determine inventorship. Inventorship will be determined in accordance with the patent laws of the United States. UM is responsible for filing patent applications on UM Improvements, Company Improvements, and Joint Improvements arising out of UM Patent Rights, UM/CRF Patent Rights and Aventis Patent Rights. Aventis is responsible for filing patent applications for Aventis Improvements.
6.3           When UM is responsible for filing a patent application, Company must reimburse to UM within 30 days of UM's request all reasonable costs and fees incurred by UM and CRF in connection with the prosecution and maintenance of the application, including all costs associated with preparation, filing, prosecution, issuance, reissuance, reexamination, interference, and maintenance of all United States applications, patents, divisions, etc. and those reasonable costs and fees associated with corresponding foreign applications and patent fees, including all costs and fees associated with the preparation, filing, prosecution, opposition proceedings and revocation proceedings and further including fees or costs incurred by UM prior to the Effective Date. Within 30 days after the Effective Date, Company will designate foreign countries in which patent applications are to be filed, such filings to be made by UM and UM's choice of patent counsel with concurring approval by Company, not to be unreasonably withheld, at Company's expense. The foreign countries will specifically include Canada and the UK. However, in accordance with Section 7.2 of the Contribution Agreement (Exhibit D), so long as .Company performs its obligations under the Contribution Agreement, UM will not request reimbursement from Company for any patent costs or fees incurred by UM or CRF until 5500,000 in funding has been raised by Company.  UM may file, at its own expense, applications in foreign countries not designated by Company, and Company's license of Patent Rights will not extend to those countries."
6.4           Company, UM and Aventis will cooperate to limit the expenditures associated with filing patent applications, while ensuring that the Patent Rights coverall items oi" commercial interest and importance. The party responsible for filing a patent application, ("Filing Parly") is solely responsible for making decisions regarding whether or not a patent application is to be filed, scope and content of U.S. and foreign patent
. applications and prosecution of the applications, but when the Filing Party is UM, UM will give Company reasonable opportunity to advise UM. Company will cooperate with the Filing Party in the prosecution, filing, and maintenance of any patent applications and when the Filing Party is UM, UM will promptly advise Company as to all developments with respect to the applications and prosecution and copies of all papers received and filed in connection with such prosecution.will be provided promptly to enable Company to advise UM thereon, but only as to those countries designated by Company pursuant to Section 6.03.
6.5           The scope of patent coverage within Patent Rights will not be significantly modified by UM without prior review by Company, but any modification will not require the approval of Company, and Company will not control the prosecution of Patent Rights. Company may wish to relieve itself of any obligation to pay for the future expenses of preparation, filing, prosecution, issuance, reissuance, reexamination, interferences, or maintenance of any Patent Rights in any country or countries except the U.S., Canada and the UK, by giving 90 days advance notice to UM. Thereafter this license and any sublicenses hereunder are terminated with respect to those Patent Rights in each country where Company has elected to discontinue support of such Patent Rights, but only with respect to the Patent Rights Company has elected to discontinue. This license and any sublicenses hereunder will continue in full force and effect with respect to all other Patent Rights. Company will reimburse the Filing Party for all expenses incurred prior to, or as a result of, irrevocable action taken prior to its notice to the Filing Party.

6.6           In order to safeguard Patent Rights, CRF and Company will take reasonable steps to postpone the publication of any results or other public disclosure of research performed by inventors who are their employees, relating to the licensed Patent Rights, until such time as materials containing those results are first submitted by the party employing the inventor to UM for review, comment, and consideration of appropriate patent action. UM will take reasonable steps to postpone the publication of any results or other public disclosure of the results of research performed by inventors who are its employees, relating to Patent Rights, until such time as the materials containing those results are first submitted by UM to Company for review, comment, and consideration of appropriate patent action, and, if the publication or other disclosure relates to CRF rights in Patent Rights, to CRF. Such materials relating to a planned written publication or other public disclosure will be submitted by the party that plans to publish or disclose for review at least 60 days prior to the date of the planned submission for written publication. The party receiving the materials will notify the party that has submitted the materials, within 30 days after receipt of the materials, indicating whether or not patent applications need to be filed in connection with obtaining or maintaining Patent Rights. Written publication or public disclosure by UM, CRF and Company will be deferred up to a maximum of 90 days after the date the receiving party receives the materials to enable patent applications to be filed as deemed necessary by the Filing Party.

6.07           Upon the initiation of a Phase 111 clinical trial of" a Licensed Product by
f Company, an Affiliate, or Sublicensee, Company will reimburse Aventis for any patent expenses incurred by Aventis up to the date of initiation of the Phase III clinical trial, to a maximum amount of two hundred fifty thousand dollars ($250,000), and will reimburse Aventis for all paient expenses subsequently incurred for Aventis Patents.

ARTICLE 7. ABATEMENT OF INFRINGEMENT

7.1           Company will enforce UM and UM/CRF Patents within licensed Patent Rights against any infringement or alleged infringement, and will at all times keep UM informed as to the status of the infringement claims. Company may, in its sole judgment and at its own expense, institute suit against any infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions of this Agreement and recover any resulting damages, awards, or settlements, subject to Section 7.03. This right to sue for infringement will not be used in an arbitrary or capricious manner. UM will reasonably cooperate in the litigation with prior approval of Company, at Company's expense.
7.2           If Company is aware of any patent infringement. Company will advise UM of the infringement. If UM is aware of any patent infringement, UM will advise Company of the infringement. If CRF is aware of any patent infringement, CRF will advise UM. If Company does not enforce any UM or UM/CRF patent within Patent Rights, the patent owner in its sole judgment and at its own expense may do so, and may control, settle, and defend such suit in a manner consistent with the terms and provisions of this Agreement, and recover, for its own account, any resulting damages, awards, or settlements. Company will reasonably cooperate in the litigation.
7.3           Any compensatory damages received by Company as a judicial award and any cash or non-cash settlement received by Company to resolve a claim or litigation as discussed under Section 7.01 will be deemed to reflect loss of Net Sales of Licensed Products, and Company will pay UM a royalty on the lost Net Sales of Licensed Products in accordance with this Agreement, net of all reasonable costs and expenses (including but not limited to reasonable attorneys' fees and disbursements, experts' fees and disbursements, court costs, stenographers' fees and disbursements, and any other such reasonable fees and disbursements associated with the suit and pre-Iitigation activities and legal opinions in connection therewith). However, if punitive damages are awarded to Company, then the reasonable costs and expenses will be deducted first from punitive damages and any balance will be deducted from compensatory damages. If there are punitive damages remaining after the deduction of the litigation expenses, UM and Company will share equally in the remaining funds.
7.4           Any compensatory damages received by Company in an action as described in Section 7.01 that are specified by court order of damages as compensation for injury other than loss of Net Sales of Licensed Products will not be considered part of Net Sales of Licensed Product.

7.05           Aventis has the first option, but not the obligation, to enforce Aventis
i 'Patent Rights against any infringement or alleged infringement. If Aventis declines to enforce Aventis Patent Rights. UM has the option to enforce such rights. If UM declines, Company has the option to enforce such rights at its own expense. The party enforcing Aventis Patent Rights may, in its sole judgment and at its own expense, institute suit against any infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions of this Agreement and recover any resulting damages, awards, or settlements. Aventis, UM and Company will recover their respective actual out-of-pocket expenses, or equitable proportions thereof associated with any litigation or settlement made by any party. This right to sue for infringement will not be used in an arbitrary or capricious manner. Aventis, UM and Company will keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Aventis Patent Rights and will reasonably cooperate in the litigation at the request of the party enforcing Aventis Patent Rights, without expense to the requesting party.

7.06.       Company will defend, indemnify and hold harmless UM. CRF, the State of Maryland, and inventors of Patent Rights and Improvements with respect to costs of defense and any and all liabilities resulting from suits, countersuits. or legal actions of any nature that may be asserted against UM, CRF, the State of Maryland, and the Inventors in response to or as a result of the filing of an action by Company pursuant to Section 7.01.

7.07        Company will provide UM (i) notice of patents relevant to a U.S. NDA prior to the time the NDA is filed and (ii) immediate notice of the issuance of any other patents relevant to a U.S. NDA and Company, UM and Aventis will jointly decide within 30 days of the patent date, if the patent is to be listed pursuant to any Drug Approval Application (particularly in Canada) and any pending or approved Health Registration or NDA in the U.S. for Licensed Product.

ARTICLE 8. CONFIDENTIALITY

8.£M           It may be necessary for UM, Company and CRF to disclose to each other certain Confidential Information. Confidential Information received from another party may be disclosed by the receiving party only in accordance with the following provisions:
(a)           'Except as hereafter specifically authorized in writing by the disclosing party, the receiving party will not, for a period of 5 years after the date of receipt of Confidential Information, disclose Confidential Information to a person not bound to confidentiality under this Agreement, or use the Confidential Information for any purpose outside the scope of this Agreement.
(b)           These obligations of non-disclosure and non-use will not apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:
(i)           was generally available to 'he public at the time of disclosure to the receiving party; or
(ii)           was already in the possession of the receiving parly at the time of the disclosure, other than pursuant to a confidential disclosure agreement between the parties and not due to any unauthorized act by the receiving party; or
(iii)           was developed by the receiving party prior to the disclosure: or
(iv)           the receiving party is required by law to disclose.
(c)           These obligations of non-disclosure and non-use will not continue to apply to any Confidential Information which the receiving party can demonstrate by reliable written evidence:

(i)           has become generally available to the public other than through a breach of this Agreement by the receiving party;
(ii)           has been acquired by the receiving party on a nonconfidential basis from any third party having a lawful right to disclose it to the receiving party; or
(iii)           corresponds to information developed by the receiving party
(iv)           independent of and with no reliance upon the disclosing party's Confidential Information.

(d)           If a party relies upon a fact or facts described in part (b) or (c) of this Seciion as justification for disclosure of Confidential Information during the Confidential Period, that party bears the burden of proof with respect to the fact or facts relied upon.

8.2           Each party will use that level of care to prevent the use or disclosure of another party's Confidential Information as it exercises in protecting its own Confidential Information. Company recognizes that UM and CRF are educational institutions with standards and practices for protection of Confidential Information which differs from Company's standards and practices. By this Agreement UM and CRF undertake to use reasonable efforts to protect the confidentiality of Company's Confidential Information. Company agrees that, provided such efforts are made, it will not seek to hold UM, CRF or their personnel liable in the event of disclosure of Company's Confidential Information notwithstanding reasonable efforts to prevent the occurrences.
8.3           Company recognizes that the recordsof UM are subject to the Maryland Access to Public Records Law. Company asserts that any Confidential Information of Company provided to UM under this Agreement is confidential, proprietary, and trade secret information, not subject to disclosure under Maryland's Access to Public Records Law. UM will assert this position in response to any request for public information applicable to Company's Confidential Information, and will promptly notify Company upon receipt of any requests for the information. The Maryland Access to Public Records Law is at Title 10, Subtitle 6, Part II, State Government Article, Annotated Code of Maryland.
8.4           All Confidential Information disclosed in written form will be clearly marked by the disclosing party as "Confidential." All Confidential Information disclosed orally or in any other form will be summarized by the disclosing party and delivered to the receiving party within 30 days, in a written document clearly marked as "Confidential", or will otherwise be clearly identified in writing by the disclosing party as confidential.
8.5           Upon termination of this Agreement for any reason other than a material breach, each party will return to the other all material received which is Confidential Information, together with all copies and other forms of reproduction, except that a single archive copy may be kept in the receiving party's legal files. Each party agrees that termination of this Agreement does not alter the 5 year obligation of confidentiality set forth in this Section.

ARTICLE 9. REPORTS AND ACCOUNTING

9.1           During, the term of this Agreement and for 5 years after its termination, Company will keep, and require each Affiliate and Sublicensee to keep, complete, true, and accurate records containing all the particulars that may be necessary to enable consideration payable to UM to be determined, and permit said records to be inspected at any time during regular business hours, upon reasonable notice, by an independent auditor appointed by UM for this purpose and reasonably acceptable to Company. The auditor will report to UM only the amount of consideration payable under this Agreement. This audit will be at UM's expense unless the audit shows an underpayment in amounts due to UM in relation to amounts paid to UM by 5% or more for any 3 month royalty period in the periods subject to audit, in which case the audit expense will be bome by Company.
9.2           Within 20 calendar days after each March 31, June 30, September 30 and December 31, Company will deliver to UM a true and accurate report, giving particulars of the business conducted by Company, its Affiliates and its Sublicensees, if any, in the preceding 3 month period that are pertinent to any accounting for royalty or other payments under this Agreement. These reports will include at least the following information for the 3 month reporting period:

(a)           number of Licensed Products manufactured and sold by Company and by each Affiliate and each Sublicensee;
(b)           total billings for Licensed Products sold by Company and by each Affiliate and by each Sublicensee;
(c)           total billings for Combination Products sold by each Affiliate and each Sublicensee.
(d)           accounting for all Licensed Products used or sold;
(e)           deductions as provided in Section 1.11; and
(f)           names and addresses of all Affiliates and Sublicensees of Company.

For items (a), (b), (c>, and (dj above, Company will specify the Patent Right or Rights that cover each Licensed Product manufactured, sold, or used.
9.3           Within 30 days after each March 31, June 30, September 30, and December 31, Company must pay to UM the royalties due and payable under this Agreement for the calendar quarter covered by the report required by Section 9.02. If no royalties are due, Company will so report.

■    9.04        Company will forward to UM a copy of each report received by Company from an Affiliate or Sublicensee promptly after Company's receipt of such report. In no event will Affiliate or Sublicensee reports be due to Company less often than quarterly.
9.5           Any tax required to be withheld under the laws of any country on royalties payable to UM by Company or its Sublicensees under this Agreement will be promptly paid by Company or its Affiliates and .its Sublicensees for and on behalf of UM to the appropriate governmental authority, and Company will furnish UM with proof of payment of the tax together with official or other appropriate evidence issued by the competent governmental authority sufficient to enable UM to support a claim for tax credit with respect to any sum so withheld. Any tax required to be withheld on payments by Company to UM will be an expense of and be borne solely by UM, and Company's royalty payment(s) to UM following the withholding of the tax will be decreased by the amount of such tax withholding. Company will cooperate with UM in the event UM elects to assert, at its own expense, exemption from any tax.
9.6           Company will report to UM the date of First Commercial Sale by Company and each Affiliate and Sublicensee within 20 calendar days of the First Commercial Sale.

ARTICLE 10. TERM AND TERMINATION

10.1           Urdess sooner terminated in accordance with any of the succeeding provisions of this Article 10, this Agreement will continue in full force and effect until the later of: (a) expiration or invalidation of the last Patent Right anywhere which is licensed under this Agreement, or (b) 10 years after the First Commercial Sale of the first Licensed Product.
10.2           Should Company fail to pay UM any sum due and payable under this Agreement or the Contribution Agreement. UM may terminate this Agreement on 30 days written notice, unless Company pays UM within the 30 day period all delinquent sums together with interest due and unpaid. Upon expiration of the 30 day period, if Company has not paid all sums and interest due and payable, the rights, privileges, and license granted hereunder terminate.
10.3           If the Contribution Agreement is terminated, UM may terminate this Agreement on 30 days written notice.
10.4           If by November 9, 2002, Company has not started development activities for a Licensed Product covered by Avemis Patent Rights or sublicensed its rights in Aventis Patent Rights to a Sublicensee that has started development activities of Aventis Patent Rights, this Agreement is terminated and all rights will revert to the respective grantors of Patent Rights.
10.5           Prior to the First Commercial Sale of a Licensed Product, Company is considered diligent with regard to development of a Licensed Product if Company provides updates and reports as described in Section 3.0[ and in Article 9 and Company continues to provide the necessary financial and other resources which arc required to develop or maintain availability of Licensed Products.
10.6           If UM declares Company not diligent in development or sales of Licensed Product based upon the criteria set forth in Section 10.05 for any reason other than the withholding by a regulatory agency of marketing approval in spite of Company's diligent effort to obtain such approval, then UM may terminate this Agreement as to the Patent Rights in question upon 30 days written notice.
10.7           Company and UM anticipate entering into a separate research agreement under which UM will assist Company in compiling and analyzing existing data from non¬clinical and pre-formulation and formulation data. Provided UM and Company execute such a research agreement, if Company fails to fulfill its obligations to UM under the research agreement, UM may terminate this Agreement on 30 days written notice, unless Company cures its breach of the research agreement within the 30 day period. Upon expiration of the 30 day period, if Company has not cured its breach of the research agreement, UM may terminate the rights, privileges, and license granted hereunder.

10.8           Company's failure to perform its obligations in accordance with Article 26 of this Agreement is deemed to be a material pre-petition incurable default and breach under this Agreement upon which UM may terminate this Agreement and any sublicense granted hereunder, with no option to cure and no notice to Company.
10.9           Except as set forth in Sections 10.02, 10.03, [0.04, 10.06, 10.07, and 10.08, in the event that any provision of this Agreement is breached by Company, any Affiliate or any Sublicensee, UM may terminate this Agreement and any sublicenses granted hereunder upon 90 days written notice to Company. However, if the breach is corrected within the 90 day period and UM is reimbursed for all damages directly resulting from the breach, the Agreement and any sublicenses will continue in full force and effect and UM will so notify Company in writing.
10.10                      Company may terminate this Agreement at any time by giving UM 90 days written notice of termination, and upon payment to UM of all payments maturing through the effective date of the termination.
10.11                      Termination does not relieve either party of any obligation which arises' before termination including obligations under Article 4, Article 5, Article 6, Article 7, Article 8, Article 11, Article 13, Article 14, Article 15, Article 25, and Article 27.
10.12                      Upon termination of this Agreement for any reason, any Sublicensee that is not in default may seek a license from UM.
10.13                      Upon and effective as of the date of termination of this Agreement. Company grants to UM a non-exclusive royalty-free license, with the right to sublicense
•' others, with respect to Company Improvements and Company's interest in Joint Improvements.
10.14                      Within 120 days of the date of the termination of this Agreement for any reason, UM may make written request to Company for transfer to UM or its designee of
Company's rights to trademarks and trade names associated solely with Licensed Products. Upon UM's request. Company will provide to UM all written document(s) necessary to accomplish such a transfer.
10.15                      Upon termination of this Agreement, except as provided in Section 10.16, Company, Affiliates and Sublicensees must discontinue the use, distribution and sale of Licensed Products and upon direction of UM, return or destroy any remaining Licensed Products.
10.16                      Subject to all terms and conditions of the license, including payment of royalties, tor a period of 60 days after expiration or termination of this Agreement, Company may market any Licensed Products on hand at the time of expiration or termination.

ARTICLE 11. CONSENT FOR ADVERTISING

Neither Company, CRF or UM will use the name of the other or of Aventis or CHC. or any adaptation thereof, or the names of employees of the other, in any advertising, promotional, or sales literature without prior written consent obtained from the other party, of from the entity whose name will be used. Either patty may publicize the fact that the parties have made this Agreement and the general nature of the license.

ARTICLE 12. ASSIGNABILITY

12.1           This Agreement and the rights granted to Company are not assignable or otherwise transferable by Company without the prior written consent of UM, which will not be unreasonably withheld.
12.2           This Agreement is not assignable or otherwise transferable by UM or CRF without the prior written consent of Company, which will not be unreasonably withheld.

ARTICLE 13. APPLICABLE LAW; SEVERABILITY

13.1           This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues, except that all questions concerning the construction or effect of patents will be decided in accordance with the laws of the country in which the particular patent concerned has been granted.
13.2           Company submits itself to the jurisdiction of the State courts of the State of Maryland and Federal courts within the State of Maryland for purposes of any suit relating \o 'his Agreement and agrees that the State and Federal courts located in Baltimore City, Maryland provide a proper venue for determining any legal action relating to this Agreement.

ARTICLE 14. INTEGRATION AND INTERPRETATION

14.1           This Agreement, together with any Exhibits specifically referenced and attached, embodies the entire understanding between Company and UM, and Company and CRF. There are no contracts, understandings, conditions, warranties or representations, oral or written, express or implied, with reference to the subject matter hereof which are not merged herein.
14.2           This Agreement is negotiated as an arm's-length business transaction. Draftsmanship will not be taken into account in construing the Agreement.
14.3           If any condition or provision in any Article of this Agreement is held to be invalid or illegal or contrary to public policy by a court of competent jurisdiction from which there is no appeal, this Agreement will be construed as though the provision or condition did not appear. The remaining provisions of this Agreement will continue in full force and effect.

ARTICLE 15. INDEMNITY/INSURANCE

15.1           UM and its officers and employees acting within the scope of their employment by UM are subject to the Maryland Tort Claims Act ("the Act"), Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland, which permits claims in tort against the State of Maryland under certain circumstances. In order to file a claim under the Act, a claimant must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after the injury to the person or property that is the basis of the claim.
15.2           Company warrants and represents that comprehensive liability and property damage insurance coverage is, or will be, in place for itself and its officers, employees and agents by the Effective Date. Prior to Licensed Product entering clinical trials, Company will acquire additional insurance coverage as necessary to maintain the following minimum amounts per policy period:

(a)           Comprehensive liability (including product liability): (bodily injury and loss of life) $1,000,000 per claim; $2,000,000 in the aggregate;
(b)           Property damage: $ 1 ;500,000 in the aggregate.
15.3           Company will defend, indemnify, and hold harmless UM. the University System of Maryland, and the State of Maryland, the regents, officers, employees, students, and agents of UM; CRF. its officers, employees and agents; and Aventis, its officers, employees and agents (ail, collectively "Indemnitees") against any and all
t claims, costs, or liabilities, including attorney's fees and court costs at both trial and appellate levels, for any loss, damage, personal injury, or loss of life, (a) caused by the actions of Company or its officers, servants, or agents, or third parties acting on behalf of or under authorization from Company in the performance of this Agreement; (h) arising out of use by Company or by any third party acting on behalf of or under authorization from Company of products or processes (including licensed Patent Rights) or arising from sales and use of Licensed Products; or (c) arising out of useT by UM, CRF, or Aventis or their personnel, of products, processes, or protocols developed by Company or its officers, servants, or agents, or by third parties acting on behalf of or under authorization from Company; provided, that (a) the Indemnitee receiving notice of any claim promptly notifies Company in writing after receiving notice of a claim; and (b) the Indemnitee subject to the claim fully cooperates with Company in the defense of any such claim. The foregoing obligation will not apply to any claim, cost, or liability attributable solely to the negligence of Indemnitee personnel. ■
15.4           UM, CRF and Company further agree that nothing in this Agreement will be interpreted as: (a) a denial to either party of any remedy or defense available to it under the laws of the State of Maryland; (b) the consent of the State of Maryland or its agents and agencies to be sued; or (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and the UM beyond the extent of any waiver provided by law.
15.5           Company will require all of its Affiliates and Sublicensees using licensed Patent Rights to Indemnify the Indemnitees and insure for that obligation, consistent with the requirements of Section 15.02 and 15.03.

ARTICLE 16. REPRESENTATIONS AND WARRANTIES

16.1           UM represents that as of the date its officer executes this Agreement, that officer believes on the basis of facts reported to UM that (a) UM is authorized to license UM Patent Rights (subject to the rights of the United States under its earlier contract with UM and pursuant to 35 U.S.C. Section 201 ejLsejj.. and all implementing regulations), UM rights in UM/CRF Patent Rights, and Aventis Patent Rights; and (b) UM is authorized to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of Company under this Agreement. UM EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALIDITY; (c) the Patent Rights do not constitute the subject matter of any currently pending litigation, and UM has not been informed of any related litigation contemplated by CRF, Aventis or any Third Party; and (d) UM has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.
16.2           CRF represents that as of the date its officer executes this Agreement, that officer believes on the basis of facts reported to CRF that (a) CRF is authorized to license CRF rights in Patent Rights (subject to the rights of the United States pursuant to 35
► U.S.C. Section 201 et seq, and all implementing regulations) and (b) CRF is authorized to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of Company under this Agreement. CRF EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY.
FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALIDITY; (c) the UM/CRF Patent Rights do not constitute the subject matter of any currently pending litigation, and CRF has not been informed of any related litigation contemplated by UM, Aventis or any Third Party; and (d) CRF has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

16.03      Company hereby represents and warrants to UM and CRF that; (a) Company is authorized to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of UM or CRF under this Agreement, (b) Company has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement; and (c) the execution, delivery and performance by Company of this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon Company.

ARTICLE 17. AGREEMENT AMENDMENTS

This Agreement may not be amended, nor may any right or remedy of either party be waived, unless the amendment or waiver is in writing and signed by a duly authorized representative of each party.
ARTICLE 18. RECITALS The Recitals in this Agreement will be included as part of the Agreement.

ARTICLE 19. FORCE MAJEURE

No party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppage or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable such party to perform its obligations. Each party will: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

ARTICLE 20. NO WAIVER

A failure or delay by a party in exercising any of its rights or remedies under this Agreement does not constitute a waiver of the rights or remedies, nor does any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided t in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 21. LEGAL RELATIONSHIP OF PARTIES

21.1           UM, CRF, and Company are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. No party has any responsibility or liability for the actions of the other party except as specifically provided in this Agreement. No party has any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.
21.2           This Agreement will be only for the benefit of Aventis, the undersigned parties and their permitted successors and assigns, and no one other than Indemnitees and only for the purposes described in sub-section 15.03 of this Agreement, will be deemed to be a third party beneficiary of this Agreement.

ARTICLE 22. MISCELLANEOUS COSTS

Unless otherwise provided, all costs and expenses incurred in connection with this Agreement will be paid by the party which incurs the cost or expense, and the other party has no liability for the cost or expense.

ARTICLE 23. SIGNED IN QUADRUPLICATE; HEADINGS

This Agreement is signed in four identical originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

ARTICLE 24. NO LICENSE

No license or right is granted by implication or otherwise with respect to any patent application or patent owned by either party, unless specifically set forth in this Agreement.

ARTICLE 25. EMPLOYMENT OF UM STAFF

25.01       Company will not knowingly employ or compensate, directly or indirectly, any person working in the Licensed Field while the person is employed by UM or for 2 years thereafter, unless UM provides Company with prior written consent of the UM President to the employment or compensation by Company. "Compensation" includes but is not limited to: stock option or stock purchase agreements, consulting agreements, any other form of agreement executed between a UM employee and Company, and cash payments. "Employment" includes both uncompensated and compensated service to Company. A request to employ or compensate a UM employee will be considered by UM as provided in the Public/Private Partnership Act,'which is Section 15-523 of the Maryland Public Ethics Law (Title 15, Subtitle 5, State Government Article. Annotated Code of Maryland).
25.02      This provision is not" intended to prevent an inventor employed by UM ("UM Inventor") from owning stock of Company received by UM Inventor from UM, or from Company at UM's direction,- as a distribution of licensing revenues under the University System of Maryland Patent Policy. As a Company stockholder, UM Inventor may receive dividends and enjoy other benefits of stock ownership, subject to any terms and conditions the University may require in order to satisfy conflict of interest concerns. Should such terms and conditions be relevant to the relationship of Company to UM Inventor, as a shareholder, the University will advise Company of them. This provision is not intended to prevent Company from placing any restrictions upon UM Inventor's slock that may be necessary to satisfy federal or state laws or regulations applicable to Company or to development of Licensed Products.

ARTICLE 26. COMPANY PETITION IN BANKRUPTCY

Company will provide written notice to UM at least 90 days prior to the filing of a petition in bankruptcy of Company's intention to file a voluntary petition in bankruptcy or,.if known by Company through statements or letters from a creditor or otherwise, of a Third Party's intention to file an involuntary petition in bankruptcy against Company. Company's failure to perform this obligation is deemed to be a material pre-petition incurable defaulrand breach under this Agreement.

ARTICLE 27. DISPUTE RESOLUTION

The parties recognize that disputes may arise from time to time during the term of this Agreement relating to a party's rights or obligations. In the event of a dispute, a party, by notice to the other parties, may have the dispute referred to the parties' respective officers designated below or their successors for attempted resolution by good faith negotiations within 30 days after the notice is received. The designated officers are as follows:

For COMPANY:                                           President and Chief Executive Officer
For UM:                      Vice President, Academic Affairs
For CRF: President

In the event the designated officers are not able to.resolve the dispute within this 30 day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable Third Party or a national mediation organization. The parties agree that they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties. The parties agree to toll any applicable statute of limitations during the pendency of the dispute resolution process initiated under this Agreement. The parties agree that evidence of anything said or any admission made in the course of any mediation will not be admissible in evidence in any civil action between them. In addition, the parties agree that no document prepared for the purpose of. or in the course of, or pursuant to, the mediation, or copy thereof, will be admissible in evidence in any civil action between them. However, the parties agree that this Section does not limit the admissibility of evidence if all parties who participated in the mediation consent to its disclosure.

ARTICLE 28. NOTICES AND CORRESPONDENCE

All notices, consents and other communications required or allowed under this Agreement must be in writing and are effective upon receipt: (a) when delivered by hand; or (b) when received by the addressee after being mailed by registered or certified mail (air mail if mailed overseas), return receipt requested; or (c) when received by the addressee, by Express Mail, Federal Express or other express delivery service (return receipt requested). Notice in each case must be addressed to the party's representative at the party's address set forth below (or to another representative and/or address that a party may later designate as to itself by notice to the other party):

If to UM;                      Executive Director
Office of Research and Development University of Maryland, Baltimore 515 West Lombard Street, Suite 500 Baltimore, Maryland 21201-1602
Copy to:
University Counsel University of Maryland, Baltimore 520 West Lombard Street, Second Floor Baltimore. Maryland 21201-1627

If to CRF:
President
Cornell Research Foundation, Inc. Cornell Business & Technology Park 20Thornwood Drive. Suite 105 Ithaca, New York 14850

If to COMPANY:
President
Artemis Neuroscience, Inc.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

UNIVERSITY OFMARYLAND, BALTIMORE
BY:           ,            WITNESS:
David J. Ramsay, D.M,. D. Phil.
President
Date:

ARTEMIS, INC.
BY:           ;            ATTEST:
Allen Cato
President & CEO
Corporate Secretary
Date:                      .

CORNELL RESEARCH FOUNDATION. INC.
BY:           .
[NameJ [Title]

Date

LICENSE AGREEMENT APPROVED: FOR CATO HOLDING COMPANY
BY:           .
(Name) [Title}

Date

EXHIBIT A UM Patent Rights:

Country                      Application Serial No.                                                      Filing Dale                                Known As                      StatusUM Tech ID Docket No.
US           08/433.339                                5/4/95                      3-HANA derivatives (compound claim)ISSUED156 IRS RS99042
EP           94908556.7                                8/1/95                      3-HANA derivatives                                           ISSUED                      1561RS
RS99042
CA           2,156,079                      y\m           3-HANA derivatives                                           PEND                      156 IRS RS99042
US           08/770.488                                12720/96                      S-HANA derivatives (compound claim)ISSUEDI561RS RS99042
EXHIBIT B UM/CRF Patent Rights:

Country                      Application Serial No.                                                      Filing Dale                                Known As                      StatusUM Tech ID Docket No.
US           08/210.213                                2/24/94                      New Compounds (compound claim)                                                                           ISSUEDJ560RS RS99043
US           08/433.337                                5/4/95                      New Compounds (compound claim)                                                                           ISSUEDI560RS CiP RS99043
EP           94908557.5                                8/1/95                      New Compounds (compound claim)                                                                           ISSUEDI560RS RS99043
CA           2.155.666                      8/1/95                      New Compounds (compound claim)                                                                           PENDI560RS RS99043
EXHIBIT C Aventis Patent Rights:

Country                      Application Serial No.                                                      Filing Date                                Known As                      StatusUM Tech ID Docket No.
EP           92103066.4                                2/24/92                      NMDA Antagonists                                           ISSUED                      1196RS
GB           92103066.4                                2/24/92                      NMDA Antagonists                                           PEND                      II96RS
CA           2,061,836                      2/25/92                      NMDA Antagonists                                           PEND                      H96RS
US           08/(6.1144                                12/10/93                      NMDA Antagonists (method of" using 4 or 4.6" TRP)ISSUED1196RS D1V
US           08/187.353                                1/25/94                      NMDA Antagonists (Claims 4.6TRP1ISSUED1196RS CON2
US           08/261,609                                6/17/94                      NMDA Antagonists (4,6 KYN & method}ISSUED1196RS DIV2
EP           94110261.8                                6/30/94                      NMDA Antagonists                                           ISSUED                      1196RS
US           08/502.980                                7/17/95                      NMDA Antagonists (method of usin_4 KYN)ISSUED1196RS Div3

University or Maryland Coniritiuiian Agreement

EXHIBIT
COPY OF LICENSE AGREEMENT BETWEEN UM AND AVENTIS

LICENSE AGREEMENT between UNIVERSITY OF MARYLAND, BALTIMORE and AVENTIS PHARMACEUTICALS INC.

THIS AGREEMENT effective this                                                                           day of &kt. 2000, by and between Aventis
Pharmaceuticals Inc., Route 202-206, Bridgewatef, NJ 08807-6747 ("COMPANY), a corporation organized under the laws of the State of Delaware, and the University of Maryland, Baltimore ("UM"), a constituent institution of the University System of Maryland, an agency of the State of Maryland.

BACKGROUND

On June 30. 1995, UM and Marion Merrell Dow, Inc. (MMD) a corporation organized under the laws of Ohio, having its principal office at 2110 East Galbraith Road, Cincinnati, Ohio 45215, entered into an Option Agreement which is incorporated here by reference ("Option Agreement", Attachment A) as extended effective Nov. 20, 1998 for MMD rights to certain 4,6 disubstituted tryptophan derivatives and 4,6,-disubstituted kynurenines ("Compounds"), which have NMDA antagonistic effects and that possess certain therapeutic neuroprotective properties.
Under the terms of the Option Agreement, MMD granted UM the option to enter into an exclusive license agreement in order to facilitate UM obtaining a third party licensee to assist in development of the Compounds and related patent rights.
Company is the successor to Marion Merrell Dow, Inc., and is the owner of all rights formerly owned by MMD in Compounds, the entire right, title, and interest in the U.S. Patents and Patent Applications listed in Attachment B and in any foreign patent applications and patents corresponding thereto, and in the inventions described and claimed therein, and in any division, continuations, continuations-in-art, re-examinations, or reissues thereof.
UM wishes to exercise its exclusive rights to license Patent Rights (as defined below) under the Option Agreement in order to sublicense to Patent Rights. Therefore, UM and Company enter into this License Agreement.

1. DEFINITIONS

For the purposes of this Agreement:
1.1           "Affiliate" means any entity which directly or indirectly controls, is controlled by, or is under common control with UM or a Sublicensee. "Control" means the right to exercise mors than 50% of the voting rights of a controlled corporation or limited company or the power to direct or cause the direction of the management or policies of any other controlled entity.
1.2           "Combination Product" means a product containing a Licensed Compound and one or more component(s) that is not a Licensed Compound and is sold separately in at least one country.
1.3           "ConfidentiaJ Information" means information relating to the subject matter of the Patent Rights (as defined below) and which is not generally known and includes, without limitation, any documents, drawing, sketches, models, designs, data, memoranda, tapes, records, formulae and algorithms, conveyed either orally, in hard copy form or in electronic form, which Company received from UM or UM receives from Company.
1.4           "First Commercial Sale" means the initial transfer of a Licensed Product for compensation to a Third Party (as defined below) by UM, a Sublicensee or an Affiliate.
1.5           "Improvements" means any patentable discoveries or inventions, which are developed within the scope of this Agreement, during the term of this Agreement.
1.6           "Licensed Compound" means any compound covered by the Patent Rights.
1.7           "Licensed Field" means all human and veterinary therapeutic and diagnostic uses of the NMDA antagonist effects and therapeutic neuroprotective properties of a compound in the treatment and diagnosis in humans and animals of epilepsy, neurodegenerative diseases, ischemic/hypoxic/hypoglycemic damage to cerebral tissue, anxiety, migraines and pain.

1.8           "Licensed Product" means any product, including but not limited to a Combination Product, containing a Licensed Compound.
1.9           "Net Sales" means the gross sales revenues and fees billed by UM, its successors and assigns, its Affiliates or Sublicensee(s) for the sale of Licensed Products, less the sum of the following:

(a)           customary trade, quantity and cash discounts actually allowed and taken;
(b)           sales or use taxes, excise taxes and customs duties included in the invoiced amount;
(c)           outbound transportation prepaid or allowed if separately itemized on the invoice to the customer;
and
(d)           amounts actually allowed or credited on returns of Licensed Products.
"Net Sales" does not include any further downstream sales of a Licensed Product after the first sate thereof by UM, its successors and assigns, its Affliates of Sublicense(s) to a Third Party purchaser.

1.10    "Patent Rights" means:
(a)           U.S. and foreign patent applications and patents listed in Attachment B of this Agreement and as it may be amended from time to time in accordance with Section 18;
(b)           U.S. and foreign patents issuing from the applications listed in Attachment B and as it may be amended, and from all divisions and continuations of these applications;
(c)           claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Attachment B and as it may be amended;
(d)           claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. patents and patent applications described in (a), (b), or (c) above; and
(e)           any reissues, reexaminations and extensions, or the foreign equivalent of these, of U.S. and foreign patents described in (a), (b), or (c) above.

1.11           "Sublicensee" means a person or entity to which UM transfers all or part of Patent Rights under this Agreement, an Affiliate of the Sublicensee, or a Third Party who enters into an agreement with a Sublicensee for Patent Rights.
1.12           "Third Party" means any entity or person other than UM, COMPANY, or a Sublicensee.

2.       GRANT OF LICENSE
2.1           Company grants to UM, and UM accepts, a sole and exclusive worldwide license, under Patent Rights to make, have made, use, lease, offer to sell, sell and import Licensed Products within the Licensed Field for the term of this Agreement.
2.2           Company specifically reserves the rights to use Patent Rights in the Licensed Field for research purposes only. Company will retain all rights to use Patent Rights for those applications not included in the Licensed Field.
2.3           UM may transfer its rights under this Agreement to one or more Sublicensees through agreements that are consistent with this Agreement. UM has identified one Sublicensee, to be incorporated and named Artemis Neurosciences, and Company consents to the transfer of rights to this Sublicensee. Prior to entering into any agreement with any other Sublicensee, UM shall seek Company's consent and such consent shall not be unreasonably withheld.
2.4           UM wiJ! identify its Sublicensee to Company by name, address and field of sublicense (as to both geography and subject matter), and will promptly provide to Company a copy of each sublicense agreement.

3.       AGREEMENT WITH SUBLICENSEE

An agreement between UM and Sublicensee shall include the following terms;

(a) Prior to the effective date of the sublicense agreement. Sublicensee will deliver to UM a research and development plan reasonably acceptable to UM. The research and development plan will show the amount of money and time budgeted and planned for technical development of Patent Rights, and a proposed commercialization scheme for Licensed Products. UM will provide the research and development plan to Company as Confidential Information.
Within 90 days after the effective date of the sublicense agreement, Sublicensee will deliver to UM a business plan. The business plan will show the amount of money, time, number and kind of personnel, and time budgeted and planned for each phase of Licensed Product development, clinical studies, marketing, manLffacturing and further sublicensing of Licensed Products.

CONSIDERATION

UM, its successors and assigns, its Affiliates or Sublicensee will pay to Company a royalty on Net Sales of Licensed Products, as follows:
(a)           2% for Licensed Products, excluding Combination Products,
(b)           1% for Combination Products
Royalties will be paid directly to Company by the party that has made the sale of Licensed Products. No multiple fees are payable because any Licensed Product, its manufacture, use, sale, or lease is or will be covered by more than one patent application or patent licensed under this Agreement as part of Patent Rights.
In the event UM sells to a third party other than a Sublicensee any Licensed Compound, UM will pay to Company a royalty on Net Sales as follows:
(a)           5% for Licensed Products, excluding Combination Products;
(b)           21/2 % for Combination Products

UM will pay Company within 30 days after the close of each calendar year along with a statement as set forth in section 10. If no payment is due for any year, UM wilt send Company a statement to that effect.

PATENT LITIGATION

In the event of the institution of any suit by a Third Party against Company, UM and or its Sublicensee for patent infringement involving the manufacture, use, sale, distribution or marketing of Licensed Compound or Licensed Product anywhere, the-party sued shall have the right but not the obligation to defend such suit at its own expense. Company and UM shall assist one another and cooperate in any such litigation at the other's request without expense lo the requesting party.

In the event that Company or UM becomes aware of actual or threatened infringement of any patent in the Patent Rights related to Licensed Compound or Licensed Product, anywhere or any alleged patent invalidity or non-infringement of patent or patents pursuant to a paragraph IV patent certification by a party filing an Abbreviated New Drug Application ("ANDA"), that party shall promptly notify the other party in writing, but in any event no later than ten (10) business days after receipt of notice of such action. Company shall have the first right but not the obligation to bring, at its own expense, an infringement action or file any other appropriate action or claim directly, related to infringement of a patent in the Patent Rights owned in whole or in part by Company wherein such infringement relates to Licensed Compound or Licensed Product, against any Third Party and to use UM's name in connection therewith. If Company does not commence a particular infringement action within ninety (90) days after it received such written notice, UM, after notifying Company in writing, shall be entitled to bring such infringement action or any other appropriate action or claim at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof. In any event. Company and UM shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

5.3           Company and UM shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall be shared between UM and Company with each party receiving an amount proportional to the amount spent by such party on such litigation or settlement thereof.
5.4           The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Licensed Compound or Licensed Product.
5.5           Each party shall provide prompt notice to the other of any inquiries as to any patent which have claims to manufacturing processes, which inquiries are provided pursuant to 35 USC § 271(g), and shall cooperate with respect to responses thereto.
5.6           Each party shall provide (i) notice of patents relevant to a US NDA, prior to the time the NDA is filed, and (ii) immediate notice of the issuance of any other patents relevant to a US NDA and the parties shall jointly decide within thirty (30)
days of the patent date, if the patent is to be listed pursuant to any Drug Approval
Application {particularly in Canada) and any pending or approved Health
Registration or NDA in the United States for Licensed Product.

6.       RIGHTS IN IMPROVEMENTS
6.1           UM will require Sublicensee to promptly report any Sublicensee Improvements to UM and Company will promptly report any Company Improvements to UM and Sublicensee. Reports will be in writing, in sufficient detail to determine inventorship. Such reports will be treated as Confidential Information in accordance with Section 8 of this Agreement.
6.2           An Improvement made by one or more employees or other personnel of UM is an UM Improvement owned by UM. An Improvement made by one or more employees of a Sublicensee is a Sublicensee Improvement owned by Sublicensee. An Improvement made by one or more employees or other personnel of Company is a Company Improvement owned by Company, improvements made by employees or other personnel of more than one entity will be Joint Improvements, jointly owned by the entities that employed the inventing personnel. Inventorship will be determined in accordance with the patent laws of the United States.

7.       PATENT PROSECUTION AND FEES
7.1           Company is responsible for preparation, filing, prosecution, issuance, reissuance, reexamination, interference, and maintenance of all Patent Rights. Upon the initiation of a Phase III clinical trial of a Licensed Product by Sublicensee, Sublicensee shall reimburse Company for any past patent expenses in any countries covered by any such sublicense up to a maximum amount of two hundred fifty thousand dollars ($250,000) and shall reimburse company for all patent expenses incurred subsequently. If Company does no! prosecute and maintain Patent Rights, it shall notify UM which may, at its own expense or through its sublicensees, assume responsibility for prosecution and maintenance of Patent Rights. Company agrees to promptly provide access to all necessary documents and to render reasonable assistance to UM if UM assumes responsibility for prosecution and maintenance of Patent Rights.
7.2           UM is responsible for filing any patent applications for UM or Sublicensee Improvements. UM also is responsible for filing any patent applications for Joint Improvements. If Company has rights in a Joint Improvement, Company may approve outside patent counsel chosen by UM, which approval must not be unreasonably withheld. If UM does not prosecute and maintain patent applications for Joint Improvements, Company may, at its own expense, assume responsibility for prosecution and maintenance.

7.3           Company and UM will cooperate to limit the expenditures described in Section 7.1 and 7.2 while ensuring that the Patent Rights cover all items of commercial interest and importance. When UM is responsible for filing a patent application, the party filing the application is solely responsible for making decisions regarding scope and content of U.S. and foreign patent applications and prosecution of the applications, but will give Company reasonable opportunity to provide advice. Company will cooperate with UM in the prosecution, filing, and maintenance of any patent applications. The party filing the application will promptly advise the other parties as to all developments with respect to the applications and prosecution and copies of all papers received and filed in connection with such prosecution will be provided promptly to enable the parties to advise thereon.
7.4           The scope of patent coverage within Patent Rights will not be significantly modified by Company without prior review by UM.
7.5           In order to safeguard Patent Rights. UM will not and will cause any of its Sublicensees to not publish any results or otherwise publicly disclose the results of research performed relating to the licensed Patent Rights unless any materials containing those results are first submitted to Company for review, comment, and consideration of appropriate patent action., UM will submit such materials relating to a planned written publication or other public disclosure to Company for review at least 60 days prior to the date of the planned submission for written publication. Company will notify UM within 30 days after receipt of the materials as to whether or not patent applications need to be filed in connection with obtaining or maintaining-Patent Rights. Written publication or public disclosure by UM or any of its Sublicensees will be deferred up to a maximum of 90 days after the date Company receives the materials to enable filing of any patent applications deemed necessary by Company

CONFIDENTIALITY

It may be necessary for either party to disclose to the other certain Confidential Information. Confidential Information received from another party may be disclosed by the receiving party only in accordance with the following provisions:
(a)           Except as hereafter specifically authorized in writing by the other party, a party will not, for a period of 5 years after the date of receipt of Confidential information, disclose Confidential Information to a person not bound to confidentiality under this Agreement, or use the Confidential Information for any purpose outside the scope of this Agreement.
(b)           These obligations of non-disclosure and non-use will not apply to any "Confidential Information which the receiving party can demonstrate by reliable written evidence:

(1)           was generally available to the public at the time of disclosure to the receiving party; or
(2)           was already in the possession of the receiving party at the time of the disclosure, other than pursuant to a confidential disclosure agreement between the parties and not due to any unauthorized act by the receiving party; or
(3)           was developed by the receiving party prior to the disclosure; or
(4)           the receiving party is required by to disclose.
(c)           These obligations of non-disclosure and non-use will not continue to apply to any Confidential Information which the receiving parry can demonstrate by reliable written evidence:

(1)           has become generally available to the public other than through a breach of this Agreement by the receiving party after disclosure;
(2)           has been acquired by the receiving party on a nonconfidential basis from any third party having a lawful right to disclose it to the receiving party; or
(3)           corresponds to information developed by the receiving party independent of and with no reliance upon the disclosing party's Confidential Information.

(d)           If a party relies upon a fact or facts described in part (b) or (c) of this paragraph as justification for disclosure of Confidential Information during the Confidential Period, that party bears the burden of proof with respect to the fact or facts relied upon.
Each party will use that level of care to prevent the use or disclosure of the other party's Confidential Information as it exercises in protecting its own Confidential Information. Company-recognizes that UM is an educational institution with standards and practices for protection of Confidential Information which may differ from Company's standards and practices. By this Agreement UM undertakes to use reasonable efforts to protect the confidentiality of Company's Confidential Information. Company agrees that, provided such efforts are made, it will not seek to hold UM or its personnel liable in the event of disclosure of Company's Confidential Information notwithstanding reasonable efforts to prevent the occurrences.

Company recognizes that the records of UM are subject to the Maryland Access to Public Records Law. Company asserts that any Confidential Information of Company provided to UM under this Agreement is confidential, proprietary, and trade secret information, not subject to disclosure under Maryland's Access to Public Records Law. UM will assert this position in response to any request for public information applicable to Company's Confidential Information, and will promptly notify Company upon receipt of any requests for the information. The Maryland Access to Public Records Law is at Title 10, Subtitle 6, Part II, State Government Article. Annotated Code of Maryland.
All confidential Information disclosed in written form will be clearly marked by the disclosing party as "Confidential." All Confidential Information disclosed orally or in any other form will be summarized by the disclosing party in a written document clearly marked as "Confidential", or will otherwise be clearly identified in writing by the disclosing party as confidential.
Upon termination of this Agreement for any reason other than a materia) breach, each party will return to the other all material received which is Confidential Information, together with all copies and other forms of reproduction, except that a single archive copy may be kept in the receiving party's legal files. Each party agrees that termination of this Agreement does not alter the five (5) year obligation of confidentiality set forth in this section.

DEVELOPMENT

UM shall have full legal and financial responsibility for all costs that are incurred and all activities that are undertaken after the signing of this Agreement, which are related to Development, safety, and required periodic reporting to the FDA and such equivalent regulatory agency, marketing, regulatory approvals, price registrations, compliance with all applicable laws and regulations, and other activities required by or of UM or its Subiicensee(s) (or their respective agents or distributors) elsewhere to obtain appropriate government approvals for, and to commercialize, Licensed Product. Other than as expressly provided for herein UM shall not assume, nor shall UM be liable for, any costs or activities (whether scientific, financial or otherwise) relating to the Licensed Compound or Licensed Product that were incurred or undertaken prior to the signing, of this Agreement (including without limitation any costs, expenses, damages, losses, fines, penalties or the like that may be awarded or assessed after the signing of this
Agreement, but which arise out of events and activities that occurred prior to the signing of this Agreement).
9.2           Provided that the Sublicenses and other Third Parties agree to substantially the same terms of confidentiality in Article 8 hereof, UM may appoint such Sub)icensee(s) and other Third Parties to perform any and all Development activities necessary to obtain government approvals for Licensed Product.
9.3           UM shall, in a manner consistent with the effort UM devotes to its own products having the same or similar potential value as Licensed Product, exercise its reasonable commercial efforts and diligence in developing and commercializing Licensed Product, and in undertaking those investigations and actions required to obtain appropriate governmental approvals to market Licensed Product or shall employ a Sublicensee that will exercise its reasonable commercial efforts in developing and commercializing Licensed Product. Company shall use reasonable efforts to assist or provide consultation at UM's expense in support of the development of Licensed Product, but in its discretion may limit its resources and assistance. If within 24 months of the signing of this agreement UM has not started development activities for a development compound or sublicensed its rights to a partner that has started development activities, all rights will revert to Company.

10.      REPORTS AND ACCOUNTING
10.1           During the term of this Agreement and for 5 years after its termination, UM will keep and require each Sublicensee to keep, complete, true, and accurate records containing all the particulars that may be necessary to enable consideration payable to Company to be determined, and permit said records to be inspected at any time during regular business hours, upon reasonable notice, by an independent auditor appointed by Company for this purpose and reasonably acceptable to UM. The auditor will report to Company only the amount of consideration payable under this Agreement. This audit will be at Company's expense unless the audit shows an underpayment in amounts due to Company in relation to amounts paid to Company by 15% or more for any year subject to audit, in which case the audit expense will be borne by UM.
10.2           Within 30 days after each December 31, UM will deliver to Company a true and accurate report, giving particulars of the business conducted by UM and its Sublicensees, if any, in the preceding year that are pertinent to any accounting for payments under this Agreement. These reports will include at least the following information for the year:

(a)           number of Licensed  Products manufactured and sold by each Sublicensee
(b)           total billings for Licensed products sold by each Sublicensee
(c)           total billings for Combination products sold by each Sublicensee
(d)           names and addresses of all Affiliates and Sublicensees of Company.
10.3 With each report submitted in accordance with Section 10.2, UM must pay to Company the amounts due and payable under this Agreement for the year covered by the report. If no amount if due, UM will so report.
10..4 UM will report to Company the date of First Commercial Sale by each Sublicensee within 30 days after it is reported to UM.

11.     TERM AND TERMINATION
11.1           Unless sooner terminated in accordance with any of the succeeding provisions of this Article 11, this Agreement will continue in full force and effect until the later of: (a) expiration or invalidation of the last Patent Right anywhere which is licensed under this Agreement, or (b) 10 years after the First Commercial Sale of the First Licensed Product by the first Sublicensee, whichever is later.
11.2           Should UM fail to pay Company any sum due and payable under this Agreement, Company may terminate this Agreement on 30 days written notice, unless UM pays Company within the 30 day period all delinquent sums. Upon expiration of the 30 day period. If UM has not paid all sums due and payable, the rights, privileges, and license granted hereunder terminate.
11.3           Except as set forth in Section 11.2 in the event that any provision of this Agreement is breached by UM, Company may terminate this Agreement and any subliceases granted hereunder upon 180 days written notice to UM. However, if the breach is corrected within the 180 day period, the Agreement and any sublicenses will continue in full force and effect and Company will so notify UM in writing.
11.4           UM may terminate this Agreement at any time by giving Company 90 days written notice of termination, and upon payment to Company of all payments maturing through the effective date of the termination. Provided proper written notice is received from UM by Company, at least 90 days before payment of a patent expense is due, UM will have no obligation to pay for such future patent expenses incurred by Company.
11.5           Termination does not relieve either party of any obligation which arises before termination including obligations under ARTICLE 4, ARTICLE 6, ARTICLE 8, ARTICLE 9, ARTICLE 12, ARTICLE 13, ARTICLE 15, ARTICLE 16 and ARTICLE 26.
11.6           Upon termination of this Agreement for any reason, any Sublicensee that is not in default may seek a license from Company and such right to a license shall not be unreasonably withheld.
11.7           Upon and effective as of the date of the termination of this Agreement for any reason, UM will direct Sublicensees to discontinue use of Patent Rights and, upon direction from Company, to return or destroy any remaining Licensed products except as provided in Section 11.7.
11.8 Subject to all terms and conditions of the License, including payments, for a period of 60 days after expiration or termination of this Agreement, Sublicensees may market any Licensed Products on hand at the time of expiration of this Agreement.

12.      CONSENT FOR ADVERTISING

Neither Company nor UM will use the name of the other or any adaptation thereof, or the names of employees of the others, in any advertising, promotional, or sales literature without prior written consent obtained from the other party. Company or UM may publicize the fact that the parties have made this Agreement and the general nature of the license.

13. ASSIGNABILITY

This Agreement is not assignable by either party without the prior written consent of the other party, which will not be unreasonably withheld.

14      APPLICABLE LAW; SEVERABILITY
14.1           This Agreement is made and construed in accordance with the laws of the State of Maryland without regard to choice of law issues, except that all questions concerning the construction or effect of patents will be decided in accordance with the laws of the country in which the particular patent concerned has been granted.
14.2           Company submits itself lo (he jurisdiction of the State courts of the State of Maryland and Federal courts within the State of Maryland for purposes of any suit relating to this Agreement and agrees that the State and Federal courts located in Baltimore City. Maryland provide a proper venue for determining any legal action relating to this Agreement.

15.      INTEGRATION AND INTERPRETATION
15.1           This Agreement, together with any Appendices specifically referenced and attached, embodies the entire understanding between Company and UM. There are no contracts, understandings, conditions, warranties or representations, oral or written, expressed or implied, with reference to the subject matter hereof which are not merged herein.
15.2           This Agreement is negotiated as an arm's-length business transaction. Draftsmanship will not be taken into account in construing the Agreement.
15.3           If any condition or provision in any Article of this Agreement is held to be invalid or illegal or contrary to public policy by a court of competent jurisdiction from which there is no appeal, this Agreement will be construed as though the provision or condition did not appear. The remaining provisions of this Agreement will continue in full force and effect.

16. INDEMNITY/INSURANCE
16.1           UM and its officers and employees acting within the scope of their employment by UM are subject to the Maryland Tort Claims Act ("the Act"), Title 12, Subtitle 1, State Government Article, Annotated Code of Maryland, which permits claims in tort against the State of Maryland under certain circumstances. In order to file a claim under the Act, a claimant must submit a written claim to the Treasurer of the State of Maryland or a designee of that office within one year after the injury to the person or property that is the basis of the claim.
16.2           UM and Company agree that nothing in this Agreement shall be interpreted as; (a) a denial to either party of any remedy or defense available to it under the laws of the State of Maryland; (b) the consent of the State of Maryland or its agents and agencies to be sued; or (c) a waiver of sovereign immunity or any other governmental immunity of the State of Maryland and the UM beyond the extent of any waiver provided by law.

17.      REPRESENTATIONS AND WARRANTIES
17.1           UM represents that as of the date its officer executes this Agreement, that officer believes on the basis of facts reported to UM that UM is authorized to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of Company under this Agreement.

17.2           Company hereby represents and warrants to UM that: (a) Company has full right, title, and interest in and to the Patent Rights, (b) the Patent Rights do not constitute the subject matter of any currently pending litigation, and Company has not been informed of any related litigation contemplated either by Company or any Third Party, (c) Company is authorized to enter into this Agreement without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of UM under this Agreement, (d) Company has full legal right, power and authority to execute, deliver and perform its obligations under contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree, or other instrument binding upon Company. COMPANY EXPRESSELY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND PATENT VALDITY.

18.      AGREEMENT MODIFICATIONS
This Agreement may not be amended or modified, nor may any right or remedy of either party be waived, unless the same is in writing and signed by such party or a duly authorized representative of such party.  A waiver of breach of any terms or provision hereof will not be construed as a waiver of any other subsequent breach.

19 RECITALS

The Recitals in this Agreement will be included as part of the Agreement.

20.     FORCE MAJEURE

Neither party is liable for failure or delay in performing any of its obligations under this Agreement if the failure or delay is required in order to comply with any governmental regulation, request or order, or necessitated by other circumstances beyond the reasonable control of the party so failing or delaying, including but not limited to Acts of God, war (declared or undeclared), insurrection, fire, flood, accident, labor strikes, work stoppages or slowdown (whether or not such labor event is within the reasonable control of the parties), or inability to obtain raw materials, supplies, power or equipment necessary to enable such party to perform its obligations. Each party will: (a) promptly notify the other party in writing of an event of force majeure, the expected duration of the event and its anticipated effect on the ability of the party to perform its obligations; and (b) make reasonable efforts to remedy the event of force majeure.

21.      NO WAIVER
■A failure or delay by a party in exercising any of its rights or remedies under this Agreement does not constitute a waiver of the rights or remedies, nor does any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22.      LEGAL RELATIONSHIP OF PARTIES
UM and Company are not (and nothing in this Agreement may be construed to constitute them as) partners, joint venturers, agents, representatives or employees of the other, nor is there any status or relationship between them other than that of independent contractors. Neither party has any responsibility or liability for the actions of the other party except as specifically provided in this Agreement. Neither party has any right or authority to bind or obligate the other party in any manner of make any representation or warranty on behalf of the other party.
Unless otherwise provided, any cost or expense incurred in connection with this Agreement will be paid* by the party which incurs the cost or expense, and the other party has no liability for the cost or expense.

24.     SIGNED IN DUPLICATE; HEADINGS

This Agreement is signed in duplicate originals. The headings used in this Agreement are for convenience of reference only and do not affect the meaning or construction of this Agreement.

25.     NO LICENSE

No license or right is granted by implication or otherwise with respect to any patent application or patent owned by either party, unless specifically set forth in this Agreement.

26.      EMPLOYMENT OF UM STAFF
Company will not knowingly employ or compensate, directly or indirectly, any person working in the Licensed Field while the person is employed by UM or for 2 years thereafter, unless UM provides Company with prior written consent of the UM President to the employment or compensation by Company. "Compensation" includes but is not limited to: stock option or stock purchase agreements, consulting agreements, any other form of agreement executed between a UM employee and Company, and cash payments. "Employment" includes both uncompensated and compensated service to Company. A request to employ or compensate a UM employee will be considered by UM as provided in the Public/Private Partnership Act, which is Section 15-523 of the Maryland Public Ethics Law (Title 15, Subtitle 5, State Government Article, Annotated Code of Maryland).

27.     DISPUTE RESOLUTION
The parties recognize that disputes may arise from time to time during the term of this Agreement relating to either party's rights or obligations. In the event of a dispute, either party, by notice to the other party, may have the dispute referred to the parties' respective officers designated below or their successors for attempted resolution by good faith negotiations within 30 days after the notice is received. The designated officers are as follows;
For Company:                                Charles Dalton or Designee Officer
For UM:                      Vice President, Academic Affairs

In the event the designated officers are not able to resolve the dispute within this 30 day period, or any agreed extension, they will confer in good faith with respect to the possibility of resolving the matter through mediation with a mutually acceptable Third Party or a national mediation organization. The parties agree that they will participate in any mediation sessions in good faith in an effort to resolve the dispute in an informal and inexpensive manner. All expenses of the mediator will be shared equally by the parties. The parties agree to toll any applicable statute of limitations during the pendency of the dispute resolution process initiated under this agreement. The parties agree that evidence of anything said or any admission made in the course of any mediation will not be admissible in evidence in any civil action between them. In addition, the parties agree that no document prepared for the purpose of, or in the course of, or pursuant to, the mediation, or copy thereof, will be admissible in evidence in any civil action between them. However the parties agree that this Section does not limit the admissibility of evidence if all parties who participated in the mediation consent to its disclosure.
28.     NOTICES AND CORRESPONDENCE

All notices required to be given hereunder will be in writing and will be sent by certified mail, return receipt requested, postage prepaid, or by overnight delivery service providing receipt of delivery, addressed as follows:
To UM:                      Office of Research and Development
University of Maryland, Baltimore 515 West Lombard Street, 5,fl Floor Baltimore, MD 21201 Attention: Majorie Forster

To Company;                                Stephen L. Nesbitt, Esq.
Vice President, Patent Administration Aventis Pharmaceuticals Inc. Route 202-206
Bridgewater, New Jersey 08807

IN WITNESS HEREOF, the parties hereto have caused this instrument to be signeH in duplicate by their duly authorized officers.

Attachment A ' for License Agreement between University of Maryland, Baltimore and
Aventis Pharmaceuticals, Inc.

Option Agreement

This Option Agreement executed on this      day of June, 1995 by and between Marion Merrell Dow, Inc., a corporation'organized and existing under the laws of Ohio, having its principal office at 2110 East Galbraith Road, Cincinnati, Ohio 45215, ("MMD") and the University of Maryland System, acting by and through the University of Maryland at Baltimore ("UMAB"), a constituent of the system, having an office at 511 West Lombard Street, Baltimore, Maryland, 21201.

RECITALS
WHEREAS, MMD has rights to certain 4,6-disubstituted tryptophan derivatives and 4,6-disubstituted kynurenines {the "Compounds"), which have NMDA antagonistic effects and that possess certain therapeutic neuroprotective properties, and

WHEREAS, these Compounds are protected in part by U.S. Patent No. 5,360,814 (the "814 patent") and European patent EP 0 501 378 Bl ("the European patent) and also by U.S. patent applications S.N. 08/165,144, filed December 10, 1993 (the "144 application"), S.N. 08 /261,609, filed June 17, 1994 (the "6G9 application") and European application EP 624 569 Al, filed February 2,1992 ("the European application"), and may be the subject of other subsequently filed divisional patent applications, with equivalent patent applications having been filed worldwide (hereinafter referred to collectively as the "Patents"); and

WHEREAS, Dr. Robert Schwartz, Professor, Ln the School of Medicine Department of Psychiatry at UMAB, is named as a co-inventor on the Patents; and

WHEREAS, UMAB, is an educational institution that carries out scientific research through its faculty, staff, and students, and is committed to bringing the results of that research into widespread use; and x

WHEREAS, UMAB is interested in developing the Compounds through collaboration with an independent corporate partner that has the financial means and the technical know-how and expertise to develop, obtain regulatory approval for and market the Compounds (hereinafter referred to as "Development"); and

WHEREAS. MMD is willing to grant to UMAB an option to an exclusive license in order to facilitate UMAB obtaining a corporate partner (the "Third Party Licensee") to assist in Development of the Compounds.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parries hereto agree as follows:

1)       GRANT. MMD hereby grants to UMAB an option to license the Patents in order to negotiate a royalty-bearing, limited-term, worldwide exclusive sub-license of the Patents with a Tmrd-Party Licensee. The Third-Party Licensee shall be responsible for and permitted to implement Development of the Compounds as protected by the Patents for use of the NMDA antagonistic effects and therapeutic neuroprotective properties (the "Field Of Use"). Development in said Field of Use to be utilized in pharmaceutical compositions for treatments of, inter alia, epilepsy, neurodegenerative diseases, isd\erruc/hypoxic/hypog[ycernic damage to cerebral tissue, anxiety, migrainesand pain. During the Option Period (defined below), MMD shall have the right to use the Patents in the Field Of Use for research purposes only. MMD shall retain all rights to use the Patents for those applications not included in the Field of Use.
2)           OPTION PERIOD. This Option shall commence on the date of execution of this agreement and shall terminate two (2) years therefrom, unless sooner terminated by the execution of a sub-license agreement between UMAB and a Third Party Licensee (the "Option Term"). If UMAB obtains a letter of intent to negotiate with a Third Party
J    Licensee within the Option Term then the Option Term may be extended by mutual written agreement between UMAB and MMD for one (1) year pending negotiation of a sub-license agreement.

3)           EXERCISE OF OPTION. UMAB shall exercise its option hereunder by written notice to MMD within the Option Term that it has secured a Third Party Licensee. UMAB shall inform MMD at least semi-annually as to any progress made in securing a Third Party Licensee.
4)           UMAB RESPONSIBILITIES, (a) UMAB shall use good faith efforts to negotiate a license agreement for Patents in the Field Of Use with MMD by the end of the Option Term, or any renewal thereof. Said license shall contain provisions for, including but not limited to,
(i)           termination;
(ii)           ,   patent enforcement;
(iii)           audit rights and indemnities; and
(iv)           a royalty rate, not to exceed 40% of the sub-license royalty, a portion of which is to be applied to reimbursement of MMD patent expenses.

(b)      UMAB shall use good faith efforts to negotiate a sub-license agreement for Patents in the Field Of Use with Third Party Licensee by the end of the Option Term, or any renewal thereof. Said license shall contain, in addition to customary terms and conditions such as provisions for ternunation, patent enforcement, audit rights and indemnities, at least the following:
(i)           commercially reasonable fees and royalties; and
(ii)           a reversion to MMD of right, title and interest of the Patents if the Third Party Licensee discontinues development of the Patents in said Field of Use.

5)           NO LICENSE. Nothing in this agreement shall be construed to grant a license.
6)           NO ASSIGNMENT. The Option Rights shall not be assignable, and any attempt to do so shall be void.
7)           MODIFICATIONS. This Agreement may not be amended or modified, nor may any right or remedy of either party be waived, unless the same is in writing and signed by such party to be charged or a duly authorized representative of such party. A waiver of breach of any terms or provision hereof shall not be construed as a waiver of any other subsequent breach.
8) APPLICABLE LAfV. This Agreement shall be construed and the rights of the parties determined in accordance with the laws of the State of Maryland.
9)      NOTICES AND CORRESPONDENCE. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes hereof when mailed by certified mail return receipt requested to the party to be notified as evidenced by the postmark at the point of mailing.
All notices to UMAB and any correspondence respecting this Agreement shall be addressed as follows:
To UMAB:    Steven L. Fritz, Ph.D. Interim Director
Office of Technology Development University of" Maryland at Baltimore 511 WestLombard Street Baltimore, Maryland 21201 Tel. (410) 706-1874 Fax. (410) 706-5035
To MMD:

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in duplicate by their duly authorized officers.
UMAB                      Marion Merrell Dow. Inc.
Marjorie Forster
Director

Signature
Office of Sponsored Programs Administration

CONFIDENTIAL                                           University or Maryland
Contribuiion Agreement

EXHIBIT E

CHC STANDARD HOURLY SERVICE RATES

For any services and expenses requested and authorized by Company, CHC shall be entitled to the following compensation:

1.   Service Fees. At the end of each month, all time will be calculated at the rate of

Data Entry Technician, Project Document Specialist                                                                                                           $48.00
Clinical Research Associate. Data Entry Technician II, Data Specialist, Information Services Assistant, Professional Support, Project Coordinator, Regulator Affairs Assistant, Sr. Project Document Specialist, Technical Editor$75.00
Audit Specialist, Clinical Research Associate I, Data Specialist II, Information Services Specialist. Project Coordinator II, Sr. Technical Editor$95.00
Clinical Data Coordinator, Clinical Research Associate 11. Compliance Specialist, Pharmaceutical Development Specialist, Professional Support II, Programmer, Regulatory Affairs Associate. Sr. Data Specialist, Sr. Project CoordinatorSI 20.00
Associate Biostatisfician, Scientist, Clinical Research Manager, Project Manager, Senior Auditor, Senior Clinical Research Associate, Statistical Programmer$145.00
Associate Biostatistician II, Clinical Research Manager 11, Scientist I, Senior Clinical Research Associate II, Sr. Regulatory Affairs Associate, Sr. Project Manager$170.00
Associate Director, Biostatistician, Physician, Professional Support III. Scientist 11, Sr. Statistical Programmer, Sr. Clinical Research Manager$195.00
Director, Research Physician, Sr. Biostatistician, Sr. Scientist                                                                                                                                $220.00
Senior Research Physician, Sr. Scientist II                                                                                     $255.00
Principal Scientist, Medical director. Vice President                                                                                                           $275.00
Senior Vice President                                                      $300.00
President                      S400.00
Travel time shall be billed as work time, with [he understanding, that to the extent practical CHC shall utilize travel time to complete project work for Company.
2.           Expenses. Company shall reimburse CHC at a rate of 18% of chargeable hours for the following expenses: long distance telephone, messenger, mail, reproduction, secretarial or clerical services, and supplies.
Any unusual expenses such as international communications may be billed separately.
3.           Travel Expenses. In addition to the above expenses Company shall reimburse CHC for actual, reasonable and necessary transportation, lodging, and subsistence expenses for visits to sites away from CHC's office, provided that Company has authorized such visits. This reimbursement shall be limited by the following:

(a)           Airline travel shall be via. commercial airline at no more than full coach fare or business class for transoceanic travel.
(b)           Local travel IO sites other than CHC's office shall be by personal car at a rate not to exceed the prevailing maximum reimbursement rate allowed by the federal government; and
(c)           Local travel at locations remote from CHC's office shall be by personal ear, or taxi, whichever is more cost efficient.

4. Adjustment of Rates. The standard hourly billing rates outlined in paragraph 1 above may, at CHC's option, be adjusted annually to reflect an increase for service fees, provided however, that Company be given 60 days notice of any intended increase and the opportunity to review increases before implementation.

UM Patent fees - Astra Portfolio

Date           Expense                      Income
2/3/99                      S3 50.00                      -
2/3/99                      S3 50.00
2/22/99                      $2,106.22
3/30/99                      S165.82
3/30/99                      SI 65.82
3/30/99                      S297.65
3/30/99                      $360.00
1/30/99                      S3 60.00
4/l4'99                      $151.88
4/27/99                      5375.17
5/12/99                      SI,459.57
5/12/99                      SI.660.08
6/24-'99                      SI 1.27
6/24/99                      S429.90
8/23/99                      S387.94
8^5/99                      £389.83
8/25/99                      S62.95
8/25 '99                      S326.88
10/22/99                      SI 39.95
11/15/99                      S389.44

Date           Expense                      Income
1/13/00                      $30.60
1/13/00                      $30.00
1/28/00                      $3,656.81
1/28/00                      $4,171.75
2/2/00                      $136.40
2/28/00                      $176.80
2/28/00                      SI 76.80
4/5.00                      $1,034.56 -
5/1/00                                $76.67
5/1/00                                S76.67
5/17/00                      $48.33
6/16/00                      $167.00
6/16/00                      $68.95
7/24/00                      $105.23
7/24/00                      $978.00
urc/on                      $660.00
11/8/00                      $660.00

 i